AGREEMENT AND PLAN OF
                                 MERGER
                       dated as of August 9, 1996
                              by and among
                     DELMARVA POWER & LIGHT COMPANY
                         ATLANTIC ENERGY, INC.
                                DS, INC.
                                  and
                              DS SUB, INC.

                   AGREEMENT AND PLAN OF REORGANIZATION

TABLE OF CONTENTS

                                                                      Page

ARTICLE I THE MERGERS. . . . . . . . . . . . . . . . . . . . . . . . .   2
     Section 1.1  The Mergers. . . . . . . . . . . . . . . . . . . . .   2
     Section 1.2  Effects of the Mergers . . . . . . . . . . . . . . .   3
     Section 1.3  Effective Time of the Mergers. . . . . . . . . . . .   4

ARTICLE II TREATMENT OF SHARES . . . . . . . . . . . . . . . . . . . .   4
     Section 2.1  Effect of Mergers on Capital Stock . . . . . . . . .   4
     Section 2.2  Exchange of Common Stock Certificates. . . . . . . .   7

ARTICLE III THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . .  11
     Section 3.1  Closing. . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF DELMARVA. . . . . . . . .  11
     Section 4.1  Organization and Qualification . . . . . . . . . . .  11
     Section 4.2  Subsidiaries . . . . . . . . . . . . . . . . . . . .  12
     Section 4.3  Capitalization . . . . . . . . . . . . . . . . . . .  13
     Section 4.4  Authority; Noncontravention; Statutory
           Approvals; Compliance . . . . . . . . . . . . . . . . . . .  14
     Section 4.5  Reports and Financial Statements . . . . . . . . . .  17
     Section 4.6  Absence of Certain Changes or Events;
           Absence of Undisclosed Liabilities. . . . . . . . . . . . .  18
     Section 4.7  Litigation . . . . . . . . . . . . . . . . . . . . .  19
     Section 4.8  Registration Statement and Proxy
           Statement . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section 4.9  Tax Matters. . . . . . . . . . . . . . . . . . . . .  20
     Section 4.10  Employee Matters; ERISA . . . . . . . . . . . . . .  26
     Section 4.11  Environmental Protection. . . . . . . . . . . . . .  33
     Section 4.12  Regulation as a Utility . . . . . . . . . . . . . .  37
     Section 4.13  Vote Required . . . . . . . . . . . . . . . . . . .  37
     Section 4.14  Opinion of Financial Advisor. . . . . . . . . . . .  38
     Section 4.15  Insurance . . . . . . . . . . . . . . . . . . . . .  38
     Section 4.16  Applicability of Certain Delaware and
           Virginia Law. . . . . . . . . . . . . . . . . . . . . . . .  38
     Section 4.17  Ownership of Atlantic Common Stock. . . . . . . . .  38
     Section 4.18  Operations of Delmarva Nuclear Power
           Plants. . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ATLANTIC . . . . . . . . .  39
     Section 5.1  Organization and Qualification . . . . . . . . . . .  39
     Section 5.2  Subsidiaries . . . . . . . . . . . . . . . . . . . .  40
     Section 5.3  Capitalization . . . . . . . . . . . . . . . . . . .  41
     Section 5.4  Authority; Noncontravention; Statutory
           Approvals; Compliance . . . . . . . . . . . . . . . . . . .  41
     Section 5.5  Reports and Financial Statements . . . . . . . . . .  44
     Section 5.6  Absence of Certain Changes or Events;
           Absence of Undisclosed Liabilities. . . . . . . . . . . . .  45
     Section 5.7  Litigation . . . . . . . . . . . . . . . . . . . . .  46
     Section 5.8  Registration Statement and Proxy
           Statement . . . . . . . . . . . . . . . . . . . . . . . . .  46
     Section 5.9  Tax Matters. . . . . . . . . . . . . . . . . . . . .  47
     Section 5.10  Employee Matters; ERISA . . . . . . . . . . . . . .  52
     Section 5.11  Environmental Protection. . . . . . . . . . . . . .  59
     Section 5.12  Regulation as a Utility . . . . . . . . . . . . . .  61
     Section 5.13  Vote Required . . . . . . . . . . . . . . . . . . .  62
     Section 5.14  Opinion of Financial Advisor. . . . . . . . . . . .  62
     Section 5.15  Insurance . . . . . . . . . . . . . . . . . . . . .  62
     Section 5.16  Applicability of Certain New Jersey Law . . . . . .  62
     Section 5.17  Ownership of Delmarva Common Stock. . . . . . . . .  62
     Section 5.18 Operations of Atlantic Nuclear Power
           Plants. . . . . . . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGERS . . . . . . . . . .  63
     Section 6.1  Ordinary Course of Business. . . . . . . . . . . . .  64
     Section 6.2  Dividends. . . . . . . . . . . . . . . . . . . . . .  65
     Section 6.3  Issuance of Securities . . . . . . . . . . . . . . .  66
     Section 6.4  Charter Documents. . . . . . . . . . . . . . . . . .  67
     Section 6.5  Acquisitions . . . . . . . . . . . . . . . . . . . .  67
     Section 6.6  No Dispositions. . . . . . . . . . . . . . . . . . .  68
     Section 6.7  Indebtedness . . . . . . . . . . . . . . . . . . . .  68
     Section 6.8  Capital Expenditures . . . . . . . . . . . . . . . .  69
     Section 6.9  Compensation, Benefits . . . . . . . . . . . . . . .  69
     Section 6.10  1935 Act. . . . . . . . . . . . . . . . . . . . . .  70
     Section 6.11  Accounting. . . . . . . . . . . . . . . . . . . . .  71
     Section 6.12  Tax-Free Status . . . . . . . . . . . . . . . . . .  71
     Section 6.13  Discharge of Liabilities. . . . . . . . . . . . . .  71
     Section 6.14  Cooperation, Notification . . . . . . . . . . . . .  72
     Section 6.15  Rate Matters. . . . . . . . . . . . . . . . . . . .  72
     Section 6.16  Third-Party Consents. . . . . . . . . . . . . . . .  73
     Section 6.17  No Breach, Etc. . . . . . . . . . . . . . . . . . .  73
     Section 6.18  Tax-Exempt Status . . . . . . . . . . . . . . . . . .73
     Section 6.19  Transition Management . . . . . . . . . . . . . . .  73
     Section 6.20  Insurance . . . . . . . . . . . . . . . . . . . . .  74
     Section 6.21  Permits . . . . . . . . . . . . . . . . . . . . . .  74
     Section 6.22  Contracts; Agreements . . . . . . . . . . . . . . .  74

ARTICLE VII ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . .  75
     Section 7.1  Access to Information. . . . . . . . . . . . . . . .  76
     Section 7.2  Joint Proxy Statement and Registration
           Statement . . . . . . . . . . . . . . . . . . . . . . . . .  76
     Section 7.3  Regulatory Matters . . . . . . . . . . . . . . . . .  78
     Section 7.4  Shareholder Approvals. . . . . . . . . . . . . . . .  79
     Section 7.5  Directors' and Officers' Indemnification . . . . . .  80
     Section 7.6  Disclosure Schedules . . . . . . . . . . . . . . . .  83
     Section 7.7  Public Announcements . . . . . . . . . . . . . . . .  83
     Section 7.8  Rule 145 Affiliates. . . . . . . . . . . . . . . . .  83
     Section 7.9  Employee Agreements and Workforce
           Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  84
     Section 7.10  Employee Benefit Plans. . . . . . . . . . . . . . .  85
     Section 7.11  Incentive, Stock and Other Plans. . . . . . . . . .  86
     Section 7.12  No Solicitations. . . . . . . . . . . . . . . . . .  87
     Section 7.13  Company Board of Directors. . . . . . . . . . . . .  89
     Section 7.14  Company Officers. . . . . . . . . . . . . . . . . .  89
     Section 7.15  Location of Corporate Offices and
           Operations; Company Name. . . . . . . . . . . . . . . . . .  90
     Section 7.16  Company Certificate of Incorporation and
           Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . .  90
     Section 7.17  Expenses. . . . . . . . . . . . . . . . . . . . . .  91
     Section 7.18  Letter Stock Dividend Policy. . . . . . . . . . . .  91
     Section 7.19  Further Assurances. . . . . . . . . . . . . . . . .  92

ARTICLE VIII CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . .  93
     Section 8.1  Conditions to Each Party's Obligation to
           Effect the Merger to Which it is Party. . . . . . . . . . .  93
     Section 8.2  Conditions to Obligation of Atlantic to
           Effect the Atlantic Merger. . . . . . . . . . . . . . . . .  95
     Section 8.3  Conditions to Obligation of Delmarva to
           Effect the Delmarva Merger. . . . . . . . . . . . . . . . .  96

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . .  98
     Section 9.1  Termination. . . . . . . . . . . . . . . . . . . . .  98
     Section 9.2  Effect of Termination. . . . . . . . . . . . . . . . 102
     Section 9.3  Certain Damages, Payments and Expenses . . . . . . . 102
     Section 9.4  Amendment. . . . . . . . . . . . . . . . . . . . . . 104
     Section 9.5  Waiver . . . . . . . . . . . . . . . . . . . . . . . 105

ARTICLE X GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . 105
     Section 10.1  Nonsurvival of Representations,
           Warranties, Covenants and Agreements. . . . . . . . . . . . 105
     Section 10.2  Brokers . . . . . . . . . . . . . . . . . . . . . . 106
     Section 10.3  Notices . . . . . . . . . . . . . . . . . . . . . . 106
     Section 10.4  Entire Agreement; Assignment; Governing
           Law; Waiver of Jury Trial; Etc. . . . . . . . . . . . . . . 107
     Section 10.5  Interpretation. . . . . . . . . . . . . . . . . . . 108
     Section 10.6  Counterparts; Effect. . . . . . . . . . . . . . . . 108
     Section 10.7  Parties in Interest . . . . . . . . . . . . . . . . 108
     Section 10.8  Specific Performance. . . . . . . . . . . . . . . . 109


EXHIBITS

Exhibit A  -   Form of Certificate of Incorporation of the
                Company
Exhibit B  -   Form of Bylaws of the Company
Exhibit C  -   Form of Affiliate Agreement

                       AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER, dated as of August 9, 1996 (this "Agreement"), by and among Delmarva Power & Light Company, a corporation formed under the laws of the State of Delaware and the Commonwealth of Virginia ("Delmarva"), Atlantic Energy, Inc., a corporation formed under the laws of the State of New Jersey ("Atlantic"), DS, Inc., a corporation formed under the laws of the State of Delaware, 50% of whose outstanding capital stock is owned by Delmarva and 50% of whose capital stock is owned by Atlantic (the "Company"), and DS Sub, Inc., a corporation formed under the laws of the State of Delaware and a wholly owned subsidiary of the Company ("DS Sub").

           WHEREAS, Delmarva and Atlantic have determined to engage in a business combination as peer firms in a merger of equals;

           WHEREAS, in furtherance thereof, the respective
Boards of Directors of Delmarva, Atlantic, the Company and DS Sub have approved the consummation of a reorganization provided for in this Agreement, pursuant to which Atlantic will merge with and into the Company and DS Sub will merge with and into Delmarva, in each case upon the terms and subject to the conditions set forth in this Agreement (such transactions being referred to herein respectively as the Atlantic Merger and the Delmarva Merger, each individually as a "Merger" and together as the "Mergers"), as a result of which the common shareholders of Delmarva and Atlantic will together own all of the outstanding shares of common stock of the Company, including, in the case of the common shareholders of Atlantic, the Letter Stock (as defined in Section 2.1(b)), and each share of each other class of capital stock, if any, of Delmarva and Atlantic shall be unaffected and remain outstanding; and


           WHEREAS, for federal income tax purposes, it is intended that (i) the Delmarva Merger will qualify as an exchange under the provisions of Section 351 of the United States
Internal Revenue Code of 1986, as amended (the "Code"), and
(ii) the Atlantic Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

           NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


                                 ARTICLE I

                                THE MERGERS

           Section 1.1 The Mergers. Upon the terms and subject to the conditions of this Agreement:

           (a) At the Effective Time (as defined in Section 1.3), Atlantic shall be merged with and into the Company (the "Atlantic Merger") in accordance with the applicable provisions of the laws of the State of Delaware and New Jersey. The Company shall be the surviving corporation in the Atlantic Merger and shall continue its corporate existence under the laws of the State of Delaware. The effects and the consequences of the Atlantic Merger shall be as set forth in Section 1.2(a). Throughout this Agreement, the term "Company" shall refer to the Company prior to the Atlantic Merger or to the Company in its capacity as the surviving corporation in the Atlantic Merger, as the context requires.

           (b) At the Effective Time, DS Sub shall be merged with and into Delmarva (the "Delmarva Merger") in accordance with the laws of the State of Delaware and the Commonwealth of Virginia. Delmarva shall be the surviving corporation in the Delmarva Merger and shall continue its corporate existence under the laws of the State of Delaware and the Commonwealth of Virginia. The effects and the consequences of the Delmarva Merger shall be as set forth in Section 1.2(b).

           Section 1.2  Effects of the Mergers.

           (a) At the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (which shall be amended and restated pursuant to Section 7.17), shall be the certificate of incorporation of the surviving corporation in the Atlantic Merger until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time (which shall be amended and restated pursuant to Section 7.17), shall be the bylaws of the surviving corporation in the Atlantic Merger until thereafter amended as provided by law, the certificate of incorporation of the surviving corporation in the Atlantic Merger and such bylaws. Subject to the foregoing, the additional effects of the Atlantic Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporation Act (the "NJBCA").

           (b) At the Effective Time, (i) the certificate and articles of incorporation of Delmarva, as in effect immediately prior to the Effective Time, shall be the certificate and articles of incorporation of the surviving corporation in the Delmarva Merger until thereafter amended as provided by law and such certificate and articles of incorporation, and (ii) the bylaws of Delmarva, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Delmarva Merger until thereafter amended as provided by law, the certificate and articles of incorporation of the surviving corporation in the Delmarva Merger and such bylaws. Subject to the foregoing, the additional effects of the Delmarva Merger shall be as provided in the applicable provisions of the DGCL and the Virginia Stock Corporation Act (the "VSCA").

           Section 1.3 Effective Time of the Mergers. On the Closing Date (as defined in Section 3.1): (a) a certificate of merger with respect to the Delmarva Merger shall be executed and filed by Delmarva with the Secretary of State of the State of Delaware pursuant to Section 251 of the DGCL and articles of merger with respect to the Delmarva Merger shall be executed and filed by Delmarva with the State Corporation Commission of Virginia (the "Virginia Commission") pursuant to Section 13.1-720 of the VSCA; and (b) a certificate of merger with respect to the Atlantic Merger shall be executed and filed by the Company with the Secretary of State of the State of Delaware pursuant to
Section 252 of the DGCL and a certificate of merger with respect to the Atlantic Merger shall be executed and filed by Atlantic and the Company with the Secretary of State of the State of New Jersey pursuant to Section 14A:10-4.1 of the NJBCA. The Mergers shall become effective simultaneously and at the time that Delmarva and Atlantic shall agree, which time shall be specified in the respective certificates and articles of merger for the Mergers (such time being herein referred to as the "Effective Time").

                                ARTICLE II

                            TREATMENT OF SHARES

           Section 2.1  Effect of Mergers on Capital Stock.  At
the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of Delmarva, Atlantic, the Company or DS Sub:

           (a) Cancellation of Certain Common Stock. Each share of (i) Delmarva common stock, par value $2.25 ("Delmarva Common Stock"), that is owned by Delmarva as treasury stock or by Atlantic or by any wholly owned subsidiary (as defined in Section 4.1) of Delmarva or Atlantic, (ii) Atlantic common stock, no par value ("Atlantic Common Stock"), that is owned by Atlantic as treasury stock or by Delmarva or by any wholly owned subsidiary of Atlantic or Delmarva and (iii) Company Common Stock, par value $.01 per share ("Company Common Stock"), that is owned by Delmarva, Atlantic or any wholly owned subsidiary of Delmarva or Atlantic, in each case shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

           (b) Conversion of Certain Common Stock. Each share of Delmarva Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(a)) shall be converted into the right to receive one fully paid and nonassessable share of Company Common Stock (the "Delmarva Conversion Ratio"), and each share of Atlantic Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(a)) shall be converted into the right to receive 0.75 fully paid and nonassessable share(s) of Company Common Stock and 0.125 fully paid and nonassessable share(s) of Class A common stock, par value $0.01 per share ("Letter Stock") of the Company, the provisions of which are set forth in Article IV of the form of certificate of incorporation of the Company attached hereto as Exhibit A (the "Atlantic Conversion Ratio"). Upon such conversions as provided for herein, each holder of a certificate formerly representing any such shares of Delmarva Common Stock or Atlantic Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock and, in the case of holders of Atlantic Common Stock, the shares of Letter Stock to be issued in consideration therefor (and cash in lieu of fractional shares) upon the surrender of such certificate in accordance with Section 2.2.

           (c) Conversion of DS Sub Common Stock. Each share of DS Sub Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Common Stock, par value $2.25, of the surviving corporation in the Delmarva Merger.

           (d) Delmarva Preferred Stock Unchanged. Each share of Delmarva Preferred Stock and each share of Delmarva Preferred Stock -- $25 par (together, "Delmarva Preferred Stock"), shall be unchanged in and shall remain outstanding after the Mergers.

           (e) Shares of Dissenting Holders. Any issued and outstanding shares of Delmarva stock which is neither (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc., nor (ii) held of record by more than 2,000 holders, and which are held by a person who objects to the Merger and who has demanded appraisal for such shares in accordance with all applicable provisions of the DGCL or the VSCA concerning the right of such person to dissent from the Mergers and demand appraisal of such shares (each, a "Dissenting Holder") shall, if the DGCL or the VSCA provides for appraisal rights with respect to such shares in the Mergers, from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder with respect to such shares pursuant to the DGCL or the VSCA, as applicable; provided, however, that shares outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall withdraw the demand for appraisal, or lose the right of appraisal of such shares, pursuant to the DGCL or the VSCA, as applicable, shall be unchanged in and remain outstanding after the Mergers, without interest.

           Section 2.2  Exchange of Common Stock Certificates.

           (a) Deposit with Exchange Agent. On or before the Effective Time, the Company shall deposit with a bank, trust company or other agent selected by Delmarva and Atlantic (the "Exchange Agent") certificates representing shares of Company Common Stock and Letter Stock required to effect the conversion of Delmarva Common Stock or Atlantic Common Stock, as the case may be, into Company Common Stock and, in the case of Atlantic Common Stock, Letter Stock as described in Section 2.1(b).

           (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Delmarva Common Stock or Atlantic Common Stock (collectively, "Certificates") that were converted ("Converted Shares") into the right to receive shares of Company Common Stock and, in the case of Atlantic Common Stock, Letter Stock (collectively, "Company Shares") pursuant to Section 2.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the exchange of Certificates for certificates representing Company Shares. Upon delivery of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares and the amount of cash in lieu of fractional share interests that such holder has the right to receive pursuant to the provisions of this
Article II. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of Delmarva or Atlantic, as the case may be, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until delivered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section 2.2.

           (c)  Distributions with Respect to Unexchanged
Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any undelivered Certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d), until the holder of record of such Certificate (or a transferee as described in Section 2.2(b)) shall have delivered such Certificate as contemplated in Section 2.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery of any such Certificate there shall be paid to the record holder (or transferee) of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of a fractional share of Company Shares to which such holder (or transferee) is entitled pursuant to
Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery and a payment date subsequent to such delivery payable with respect to such whole Company Shares.

           (d) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Company Shares shall be issued upon the delivery for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of the Company.

            (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of
(x) the number of full shares of Company Shares delivered to the Exchange Agent by the Company pursuant to Section 2.2(a) over
(y) the aggregate number of full shares of Company Common Stock and Letter Stock to be distributed to holders of Delmarva Common Stock and Atlantic Common Stock, respectively, pursuant to
Section 2.1 (such excess being hereinafter referred to as the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Atlantic Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the "NYSE"), all in the manner provided in Section 2.2(d)(iii).

            (iii)  The sale of the Excess Shares by the
Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Atlantic Common Stock, the Exchange Agent shall, until remitted pursuant to Section 2.2(f), hold such proceeds in trust for the holders of Atlantic Common Stock (the "Common Shares Trust"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the proceeds comprising the Common Shares Trust to which each holder of Atlantic Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Atlantic Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Atlantic Common Stock are entitled.

            (iv) As soon as practicable after the sale of Excess Shares pursuant to clause (iii) above and the determination of the amount of cash, if any, to be paid to holders of Atlantic Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to holders of Atlantic Common Stock who have theretofore delivered Certificates for Atlantic Common Stock for exchange pursuant to this Article II.

           (e) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Delmarva with respect to shares of Delmarva Common Stock, and of Atlantic with respect to shares of Atlantic Common Stock, issued and outstanding prior to the Effective Time shall be closed and no transfer of any such shares shall thereafter be made. If after the Effective Time Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of whole Company Shares and cash in lieu of fractional shares of Company Common Stock as provided in this
Section 2.2.

           (f) Termination of Exchange Agent. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of undelivered Certificates and unclaimed at the end of one year from the Effective Time shall be remitted to the Company, after which time any holder of undelivered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                ARTICLE III

                                THE CLOSING

           Section 3.1 Closing. The closing (the "Closing") of the Mergers shall take place at a place to be mutually agreed upon by the parties hereto at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and date as Delmarva and Atlantic shall mutually agree (the "Closing Date").

                                ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF DELMARVA

           Delmarva represents and warrants to Atlantic as follows:

           Section 4.1 Organization and Qualification. Except as disclosed in Section 4.1 of the Delmarva Disclosure Schedule (as defined in Section 7.6(ii)), (i) Delmarva is a corporation duly organized, validly existing and in good standing under the laws of its jurisdictions of incorporation, (ii) each of Delmarva's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (iii) each of Delmarva and each of its subsidiaries has all requisite corporate power and authority, and has been duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Delmarva and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "Delmarva Material Adverse Effect"). As used in this Agreement the term "subsidiary" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations) in which such person directly or indirectly owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity or otherwise to direct the management and policies of such corporation or other entity.

           Section 4.2 Subsidiaries. Section 4.2 of the Delmarva Disclosure Schedule contains a description as of the date hereof of all subsidiaries and joint ventures of Delmarva, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and Delmarva's interest therein. Except as disclosed in Section 4.2 of the Delmarva Disclosure Schedule, none of such entities is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) and 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively. Except as disclosed in Section 4.2 of the Delmarva Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Delmarva are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Delmarva free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" with respect to any person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.

           Section 4.3 Capitalization. The authorized capital stock of Delmarva consists of 90,000,000 shares of Delmarva Common Stock, 1,800,000 shares of Delmarva Preferred Stock, 3,000,000 shares of Delmarva Preferred Stock -- $25 Par, and 10,000,000 shares of Delmarva Preferred Stock -- $1 Par. As of the close of business on June 30, 1996, 60,697,635 shares of Delmarva Common Stock, 1,280,850 shares of Delmarva Preferred Stock and 1,600,000 shares of Delmarva Preferred Stock -- $25 Par were issued and outstanding and no shares of Delmarva Preferred Stock -- $1 Par were issued and outstanding. All of the issued and outstanding shares of the capital stock of Delmarva are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 4.3 of the Delmarva Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Delmarva or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of Delmarva or obligating Delmarva or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

           Section 4.4 Authority; Noncontravention; Statutory Approvals; Compliance.
           (a) Authority. Delmarva has all requisite power and authority to enter into this Agreement and, subject to the Delmarva Shareholders' Approval (as defined in Section 4.13) and the Delmarva Required Statutory Approvals (as defined in
Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Delmarva of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Delmarva, subject to obtaining the Delmarva Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Delmarva and, assuming the due authorization, execution and delivery of this Agreement by the other signatories hereto constitutes the legal, valid and binding obligation of Delmarva enforceable against Delmarva in accordance with its terms.

           (b)  Noncontravention.  Except as disclosed in
Section 4.4(b) of the Delmarva Disclosure Schedule, the execution and delivery of this Agreement by Delmarva do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of Delmarva or any of its subsidiaries or, to the best knowledge of Delmarva, any of its joint ventures, under any provisions of (i) the certificate or articles of incorporation, bylaws or similar governing documents of Delmarva or any of its subsidiaries or joint ventures,
(ii) subject to obtaining the Delmarva Required Statutory Approvals and the receipt of the Delmarva Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "Governmental Authority") applicable to Delmarva or any of its subsidiaries or joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the Delmarva Disclosure Schedule (the "Delmarva Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Delmarva or any of its subsidiaries or joint ventures is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses
(ii) and (iii) such Violations as, in the aggregate, are not reasonably likely to have a Delmarva Material Adverse Effect.

           (c)  Statutory Approvals.  Except as disclosed in
Section 4.4(c) of the Delmarva Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Delmarva or the consummation by Delmarva of the transactions contemplated hereby, the failure to obtain which, in the aggregate, is reasonably likely to have a Delmarva Material Adverse Effect (the "Delmarva Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Delmarva Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notice, obtaining such authorizations, consents or approvals and having such waiting periods expire as are, in each case, necessary to avoid a violation of law.

           (d) Compliance. Except as disclosed in Section 4.4(d), 4.7, 4.10 or 4.11 of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports (as defined in Section 4.5), neither Delmarva nor any of its subsidiaries nor, to the best knowledge of Delmarva, any of its joint ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including without limitation any applicable Environmental Laws (as defined in Section 4.11(g)(ii)) of any Governmental Authority, except for violations that, in the aggregate, do not have, and to the best knowledge of Delmarva are not reasonably likely to have, a Delmarva Material Adverse Effect. Except as disclosed in Section 4.4(d) or 4.11 of the Delmarva Disclosure Schedule, Delmarva, its subsidiaries and, to the best knowledge of Delmarva, its joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted (collectively, "Permits"), except those the failure to obtain which, in the aggregate, are not reasonably likely to have a Delmarva Material Adverse Effect. Except as set forth in Section 4.4(b), 4.4(d) or 4.11 of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries nor, to the best knowledge of Delmarva, any of its joint ventures, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its certificate or articles of incorporation or its bylaws or (ii) except where such breaches, violations and defaults, in the aggregate, are not reasonably likely to have a Delmarva Material Adverse Effect, any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

           Section 4.5  Reports and Financial Statements.
Except as disclosed in Section 4.5 of the Delmarva Disclosure Schedule, the filings required to be made by Delmarva and its subsidiaries since January 1, 1991 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable Delaware, Maryland, Virginia and Pennsylvania laws and regulations, the Federal Power Act, as amended (the "Power Act"), the 1935 Act and the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"), have been filed with the Securities and Exchange Commission (the "SEC"), the Delaware Public Service Commission (the "Delaware Commission"), the Maryland Public Service Commission (the "Maryland Commission"), the Virginia Commission, the Pennsylvania Public Utility Commission (the "Pennsylvania Commission"), the Federal Energy Regulatory Commission (the "FERC") and the Nuclear Regulatory Commission (the "NRC"), respectively, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and, as of their respective dates, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Delmarva has made available to Atlantic a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Delmarva with the SEC since January 1, 1991 and through the date hereof (as such documents have since the time of their filing been amended, the "Delmarva SEC Reports"). The Delmarva SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by Delmarva with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Delmarva included in the Delmarva SEC Reports (collectively, the "Delmarva Financial Statements") have been prepared, and will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present the consolidated financial position of Delmarva as of the respective dates thereof or the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the certificate and articles of incorporation and the bylaws of Delmarva, as in effect on the date hereof, have been delivered to Atlantic.

           Section 4.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (a) Except as disclosed in the Delmarva SEC Reports filed prior to the date hereof or as disclosed in Section 4.6 of the Delmarva Disclosure Schedule, from December 31, 1995 through the date hereof each of Delmarva and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and no event has occurred which has had, and no fact or condition exists that would have or, to the best knowledge of Delmarva, is reasonably likely to have, a Delmarva Material Adverse Effect.

           (b) Neither Delmarva nor any of its subsidiaries has any liabilities or obligations (whether absolute, contingent, accrued or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Delmarva or are reflected in the notes thereto for the year ended December 31, 1995 or that were incurred after December 31, 1995 in the ordinary course of business and are not reasonably likely to have a Delmarva Material Adverse Effect.

           Section 4.7 Litigation. Except as disclosed in the Delmarva SEC Reports filed prior to the date hereof or as disclosed in Section 4.7, 4.9, 4.10 or 4.11 of the Delmarva Disclosure Schedule, (i) there are no claims, suits, actions or proceedings pending or to the best knowledge of Delmarva threatened, nor are there any investigations or reviews pending or, to the best knowledge of Delmarva, threatened against, relating to or affecting Delmarva or any of its subsidiaries,
(ii) there have not been any developments since December 31, 1995 with respect to any such disclosed claims, suits, actions, proceedings, investigations or review and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Delmarva or any of its subsidiaries that, in the aggregate, are reasonably likely to have a Delmarva Material Adverse Effect.

           Section 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Delmarva for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock and Letter Stock in the Mergers (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy in definitive form, relating to the meetings of the shareholders of Delmarva and Atlantic to be held in connection with the Mergers and the prospectus relating to the Company Common Stock and Letter Stock to be issued in the Mergers (the "Joint Proxy Statement") will, at the date mailed to such shareholders and, as the same may be amended or supplemented, at the times of such meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

           Section 4.9 Tax Matters. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Delmarva or any of its subsidiaries, on the one hand, or Atlantic or any of its subsidiaries, on the other hand.

           (a) Filing of Timely Tax Returns. Except as disclosed in Section 4.9(a) of the Delmarva Disclosure Schedule, Delmarva and each of its subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

           (b)  Payment of Taxes.  Except as disclosed in
Section 4.9(b) of the Delmarva Disclosure Schedule, Delmarva and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

           (c) Tax Reserves. Delmarva and its subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

           (d) Tax Liens. There are no Tax liens upon the assets of Delmarva or any of its subsidiaries except liens for Taxes not yet due.

           (e) Withholding Taxes. Delmarva and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including without limitation the withholding and reporting requirements under Code SS 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have within the time and in the manner prescribed by law withheld from employee wages and paid over to the proper governmental authorities all amounts required.

           (f) Extensions of Time for Filing Tax Returns. Except as disclosed in Section 4.9(f) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed.

           (g) Waivers of Statute of Limitations. Except as disclosed in Section 4.9(g) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

           (h) Expiration of Statute of Limitations. Except as disclosed in Section 4.9(h) of the Delmarva Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Delmarva and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Delmarva or any of its subsidiaries that has not been resolved and paid in full.

           (i) Audit, Administrative and Court Proceedings. Except as disclosed in Section 4.9(i) of the Delmarva Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Delmarva or any of its subsidiaries.

           (j)  Powers of Attorney.  Except as disclosed in
Section 4.9(j) of the Delmarva Disclosure Schedule, no power of attorney currently in force has been granted by Delmarva or any of its subsidiaries concerning any Tax matter.

           (k) Tax Rulings. Except as disclosed in Section 4.9(k) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

           (l) Availability of Tax Returns. Delmarva and its subsidiaries have made available to Atlantic complete and accurate copies, covering all open years, of (i) all Tax Returns, and any amendments thereto, filed by Delmarva or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Delmarva or any of its subsidiaries and (iii) any Closing Agreements entered into by Delmarva or any of its subsidiaries with any taxing authority.

           (m)  Tax Sharing Agreements.  Except as disclosed in
Section 4.9(m) of the Delmarva Disclosure Schedule, no agreements relating to the allocation or sharing of Taxes exist between or among Delmarva and any of its subsidiaries.

           (n) Code S 341(f). Neither Delmarva nor any of its subsidiaries has filed a consent pursuant to Code S 341(f) or has agreed to have Code S 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code S 341(f)(4)) owned by Delmarva or any of its subsidiaries.

           (o) Code S 168. Except as disclosed in Section 4.9(o) of the Delmarva Disclosure Schedule, no property of Delmarva or any of its subsidiaries is property that Delmarva or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code S 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code S 168.

           (p)  Code S 481 Adjustments.  Except as disclosed in
Section 4.9(p) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries is required to include in income any adjustment pursuant to Code S 481(a) by reason of a voluntary change in accounting method initiated by Delmarva or any of its subsidiaries, and, to the best of the knowledge of Delmarva, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method.

           (q)  Code SS 6661 and 6662.  Except as disclosed in
Section 4.9(q) of the Delmarva Disclosure Schedule, all transactions that could give rise to an understatement of federal income tax (within the meaning of Code S 6661 for Tax Returns filed on or before December 31, 1990, and within the meaning of Code S 6662 for tax returns filed after December 31, 1990) that could reasonably be expected to result in a Delmarva Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing, will be adequately disclosed) on the Tax Returns of Delmarva and its subsidiaries in accordance with Code S 6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1990, and in accordance with Code
S 6662(d)(2)(B) for Tax Returns filed after December 31, 1990.

           (r) Code S 280G. Except as disclosed in Section 4.9(r) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could reasonably be expected to result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code S 280G.

           (s) NOLS. As of December 31, 1994, Delmarva and its subsidiaries had net operating loss carryovers available to offset future income as disclosed in Section 4.9(s) of the Delmarva Disclosure Schedule. Section 4.9(s) of the Delmarva Disclosure Schedule discloses the amount of and year of expiration of each company's net operating loss carryovers.

           (t) Credit Carryover. As of December 31, 1994, Delmarva and its subsidiaries had tax credit carryovers available to offset future tax liability as disclosed in Section 4.9(t) of the Delmarva Disclosure Schedule. Section 4.9(t) of the Delmarva Disclosure Schedule discloses the amount and year of expiration of each company's tax credit carryovers.

           (u)  Code S 338 Elections.  Except as disclosed in
Section 4.9(u) of the Delmarva Disclosure Schedule, no election under Code S 338 (or any predecessor provision) has been made by or with respect to Delmarva or any of its subsidiaries or any of their respective assets or properties.

           (v) Acquisition Indebtedness. Except as disclosed in Section 4.9(v) of the Delmarva Disclosure Schedule, no indebtedness of Delmarva or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Code S 279(b).

           (w) Intercompany Transactions. Except as disclosed in Section 4.9(w) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries have engaged in any intercompany transactions within the meaning of Treasury Regulations S 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

           (x)  Liability for Others.  Except as disclosed in
Section 4.9(x) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has any liability for Taxes of any person other than Delmarva and its subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor,
(ii) by contract or (iii) otherwise.

           Section 4.10  Employee Matters; ERISA.

           (a) Benefit Plans. Section 4.10(a) of the Delmarva Disclosure Schedule contains a true and complete list of:
(i) each employee benefit plan, program or arrangement covering employees, former employees or directors of Delmarva (or any of its subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not terminated, if Delmarva or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (ii) each management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with or covering any current officer, key employee or director or any consulting contract with any person who prior to entering into such contract was a director or officer of Delmarva or any of its subsidiaries (whether or not terminated, if Delmarva or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (iii) each "employee pension benefit plan" (within the meaning of ERISA
S 3(2)) subject to Title IV of ERISA or the minimum funding requirements of Code S 412 maintained or contributed to by Delmarva or any entity required to be aggregated therewith pursuant to Code S 414(b) or (c) (each, a "Delmarva ERISA Affiliate") at any time during the seven-year period immediately preceding the date hereof (collectively, the "Delmarva Benefit Plans") and (iv) with respect to each Delmarva Benefit Plan, the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such Delmarva Benefit Plan).

           (b) Contributions. Except as disclosed in Section 4.10(b) of the Delmarva Disclosure Schedule, all material contributions and other payments required to have been made by Delmarva or any of its subsidiaries pursuant to any Delmarva Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Delmarva Financial Statements.

           (c) Qualification; Compliance. Except as disclosed in Section 4.10(c) of the Delmarva Disclosure Schedule, each Delmarva Benefit Plan that is intended to be "qualified" within the meaning of Code S 401(a) has been determined by the IRS to be so qualified, and, to the best knowledge of Delmarva, no event or condition exists or has occurred that could reasonably be expected to result in the revocation of any such determination. Delmarva and each of its subsidiaries are in compliance with, and each Delmarva Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including without limitation ERISA and the Code, except for violations that could not reasonably be expected to have a Delmarva Material Adverse Effect. To the best knowledge of Delmarva, no individual or entity has engaged in any transaction with respect to any Delmarva Benefit Plan as a result of which Delmarva or any of its subsidiaries could reasonably expect to be subject to liability pursuant to ERISA S 409 or S 502, or subject to an excise tax pursuant to Code S 4975. To the best knowledge of Delmarva, (i) no Delmarva Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service, the Department of Labor, or any other federal, state or local governmental entity and (ii) no Delmarva Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including without limitation the IRS's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).

           (d) Liabilities. With respect to the Delmarva Benefit Plans, individually and in the aggregate, no termination or partial termination of any Delmarva Benefit Plan or other event has occurred, and, to the best knowledge of Delmarva, there exists no condition or set of circumstances, that could subject Delmarva or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including without limitation any liability to or under any such plan or to the Pension Benefit Guaranty Corporation (the "PBGC"), or under any indemnity agreement to which Delmarva, any of its subsidiaries or any Delmarva ERISA Affiliate is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course, is reasonably likely to have a Delmarva Material Adverse Effect.

           (e) Welfare Plans. Except as disclosed in Section 4.10(e) of the Delmarva Disclosure Schedule, no Delmarva Benefit Plan that is a "welfare plan" (within the meaning of ERISA
S 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA S 601).

           (f) Documents Made Available. Delmarva has made available to Atlantic a true and correct copy of each collective bargaining agreement to which Delmarva is a party or under which Delmarva has obligations and, with respect to each Delmarva Benefit Plan, as applicable (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, (ii) the most recently prepared annual report (IRS Form 5500 Series) including financial statements, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent IRS determination letter with respect to the qualified status under Code S 401(a) of such plan and a copy of any application for an IRS determination letter filed since the most recent IRS determination letter was issued and (v) the most recent actuarial report or valuation.

           (g) Payments Resulting from Mergers. Other than as disclosed in Section 4.10(g) of the Delmarva Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or Delmarva or any of its subsidiaries under any applicable Delmarva Benefit Plans to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Delmarva Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.

           (h)  Funded Status of Plans.  Except as disclosed in
Section 4.10(h) of the Delmarva Disclosure Schedule, each Delmarva Benefit Plan that is subject to either or both of the minimum funding requirements of ERISA S 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof. No Delmarva Benefit Plan subject to the minimum funding requirements of ERISA S 302 has incurred any "accumulated funding deficiency" (within the meaning of ERISA S 302).

           (i)  Multiemployer Plans.  Except as disclosed in
Section 4.10(i) of the Delmarva Disclosure Schedule, no Delmarva Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA S 4001(a)(3)), a multiple employer plan described in Code S 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA S 3(40)); and none of Delmarva, any subsidiary thereof or any Delmarva ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement. With respect to any Delmarva Benefit Plan that is listed in Section 4.10(i) of the Delmarva Disclosure Schedule as a multiemployer plan, Delmarva and its subsidiaries have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA SS 4203 and 4205, therefrom at any time during the five calendar year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."

           (j) Modification or Termination of Plans. Except as disclosed in Section 4.10(j) of the Delmarva Disclosure Schedule:
(i) neither Delmarva nor any subsidiary of Delmarva is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including without limitation any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, nonqualified deferred compensation or executive compensation plan, policy or practice; and (ii) to the best knowledge of Delmarva, after review of all Delmarva Benefit Plan documents, the Company, Delmarva or one or more of its subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any Delmarva Benefit Plan or any other employee benefit plan, policy, program or practice (or its participation in any such Delmarva Benefit Plan or other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by Delmarva or any of its subsidiaries, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA S 204(g) or would deprive a plan participant of a benefit in which such participant has a vested right.

           (k) Reportable Events; Claims. Except as disclosed in Section 4.10(k) of the Delmarva Disclosure Schedule, (i) no event constituting a "reportable event" (within the meaning of ERISA S 4043(b)) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Delmarva Benefit Plan and (ii) no liability, claim, action or litigation has been made, commenced or, to the best knowledge of Delmarva, threatened, by or against Delmarva or any of its subsidiaries with respect to any Delmarva Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that is reasonably likely to have a Delmarva Material Adverse Effect.

           (l)  Labor Agreements.  Except as disclosed in
Section 4.10(l) of the Delmarva Disclosure Schedule, to the best knowledge of Delmarva, as of the date hereof, there is no current labor union representation question involving employees of Delmarva or any of its subsidiaries, nor does Delmarva or any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as disclosed in the Delmarva SEC Reports or as disclosed in
Section 4.10(l) of the Delmarva Disclosure Schedule: (i) neither Delmarva nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) there are no unfair labor practice charges or grievances arising out of a collective bargaining agreement or other grievance procedure against Delmarva or any of its subsidiaries pending, or to the best knowledge of Delmarva threatened, that, in the aggregate, are reasonably likely to have a Delmarva Material Adverse Effect; (iii) there are no complaints, lawsuits or proceedings in any forum or forums by or on behalf of any present or former employees, any applicants for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Delmarva or any of its subsidiaries pending, or to the best knowledge of Delmarva threatened, that, in the aggregate, are reasonably likely to have, a Delmarva Material Adverse Effect; (iv) there are no strikes, disputes, slowdowns, work stoppages or lockouts pending, or to the best knowledge of Delmarva threatened, against or involving Delmarva or any of its subsidiaries that, in the aggregate, are reasonably likely to have a Delmarva Material Adverse Effect; (v) Delmarva and each of its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for noncompliance that, in the aggregate, is not reasonably likely to have a Delmarva Material Adverse Effect; and (vi) there is no proceeding, claim, suit, action or governmental investigation pending, or to the best knowledge of Delmarva threatened, in respect to which any director, officer, employee or agent of Delmarva or any of its subsidiaries is or may be entitled to claim indemnification from Delmarva or any of its subsidiaries pursuant to their respective certificates or articles of incorporation or bylaws or as provided in the indemnification agreements listed on Section 4.10(l) of the Delmarva Disclosure Schedule.

           Section 4.11  Environmental Protection.

           (a) Compliance. Except as disclosed in Section 4.11(a) of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports, Delmarva and each of its subsidiaries are and have been in material compliance with all applicable Environmental Laws (as defined in Section 4.11(g)), except where the failure to be or to have been so in material compliance, in the aggregate, is not reasonably likely to have a Delmarva Material Adverse Effect. Except as disclosed in Section 4.11(a) of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has received any written notice from any person or Governmental Authority that alleges that Delmarva or any of its subsidiaries is not or has not been in material compliance with applicable Environmental Laws, except where the failure to be or to have been so in material compliance, in the aggregate, is not reasonably likely to have a Delmarva Material Adverse Effect.

           (b)  Environmental Permits.  Except as disclosed in
Section 4.11(b) of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports, Delmarva and each of its subsidiaries have obtained or have applied for all material environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Delmarva and its subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits and are not required to make any material expenditures in connection with any renewal application pending agency approval, except where the failure to obtain or be in such compliance and the requirement to make such expenditures, in the aggregate, is not reasonably likely to have a Delmarva Material Adverse Effect.

           (c)  Environmental Claims.  Except as disclosed in
Section 4.11(c) of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports, to the best knowledge of Delmarva, there are no Environmental Claims (as hereinafter defined in Section 4.11(g)) pending, or to the best knowledge of Delmarva threatened, (i) against Delmarva or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Delmarva or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations that Delmarva or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, that, if adversely determined, are in the aggregate reasonably likely to have a Delmarva Material Adverse Effect.

           (d)  Releases.  Except as disclosed in Section
4.11(c) or 4.11(d) of the Delmarva Disclosure Schedule or as disclosed in the Delmarva SEC Reports, to the best knowledge of Delmarva, there has been no Release (as hereinafter defined in Section 4.11(g)) of any Hazardous Material (as hereinafter defined in Section 4.11(g)) that would be reasonably likely to form the basis of any Environmental Claim against Delmarva or of any subsidiary or joint venture of Delmarva, or against any person or entity whose liability for any Environmental Claim Delmarva or any subsidiary or joint venture of Delmarva has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which is not in the aggregate reasonably likely to have a Delmarva Material Adverse Effect.

           (e) Predecessors. Except as disclosed in Section 4.11(e) of the Delmarva Disclosure Schedule, or as disclosed in the Delmarva SEC Reports, to the best knowledge of Delmarva, with respect to any predecessor of Delmarva or of any subsidiary or joint venture of Delmarva, there are no Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims, that are reasonably likely to have, in the aggregate, a Delmarva Material Adverse Effect.

           (f) Disclosure. To the best knowledge of Delmarva, Delmarva has disclosed to Atlantic all material facts that Delmarva reasonably believes are likely to form the basis of a material Environmental Claim or to require material expenditures in order to comply with current or future applicable Environmental Laws arising from (i) the cost of pollution control equipment currently required or known to be required in the future, (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site and (iii) any other environmental matters affecting Delmarva or its subsidiaries.

           (g)  As used in this Agreement:

           (i)  "Environmental Claim" means any and all
     administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including without limitation any Governmental Authority) alleging potential liability (including without limitation potential liability for enforcement costs, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Delmarva or any of its subsidiaries or joint ventures (for purposes of this Section 4.11 only), or by Atlantic or any of its subsidiaries or joint ventures (for purposes of Section 5.11 only), (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

           (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution or protection of human health or the environment (including without limitation ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

           (iii) "Hazardous Materials" means (A) any petroleum or petroleum products or petroleum wastes (including crude oil or any fraction thereof), nuclear fuel or waste or other radioactive materials, friable asbestos or friable asbestos-containing material, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Delmarva or any of its subsidiaries or joint ventures operates (for purposes of this Section 4.11 only) or in which Atlantic or any of its subsidiaries or joint ventures operates (for purposes of Section 5.11 only).

           (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property (indoors or outdoors).

          Section 4.12 Regulation as a Utility. Delmarva is regulated as a public utility in the States of Delaware and Maryland and in the Commonwealth of Virginia and in no other state. Except as disclosed in Section 4.12 of the Delmarva Disclosure Schedule, neither Delmarva nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935
Act) of Delmarva is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Delmarva is not a holding company under the 1935 Act.

          Section 4.13 Vote Required. The approval of the Delmarva Merger by more than two-thirds of all votes entitled to be cast by all holders of Delmarva Common Stock (or such lesser percentage as may be required as a result of any change of applicable law) (the "Delmarva Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of Delmarva required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

          Section 4.14 Opinion of Financial Advisor. Delmarva has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received by the holders of Delmarva Common Stock are fair from a financial point of view to the holders of Delmarva Common Stock.

          Section 4.15  Insurance.  Except as disclosed in
Section 4.15 of the Delmarva Disclosure Schedule, each of Delmarva and each of its subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Delmarva and its subsidiaries during such time period. Except as disclosed in Section 4.15 of the Delmarva Disclosure Schedule, neither Delmarva nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of Delmarva and its subsidiaries are valid and enforceable policies.

          Section 4.16 Applicability of Certain Delaware and Virginia Law. Assuming the accuracy of the representation of Atlantic set forth in Section 5.17, none of the control share acquisition restrictions of Section 13.1-728.1 et seq. of the VSCA, the business combination restrictions of Section 203 of the DGCL or the affiliated transactions restrictions of
Section 13.1-725 et seq. of the VSCA is applicable to the transactions contemplated by this Agreement.

          Section 4.17  Ownership of Atlantic Common Stock.
Delmarva does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of Atlantic Common
Stock.

          Section 4.18 Operations of Delmarva Nuclear Power Plants. Except as set forth in Section 4.18 of the Delmarva Disclosure Schedule, to the best knowledge of Delmarva, the operations of the Salem and Peach Bottom Nuclear Generating Stations owned by Delmarva (together with Atlantic) (collectively, the "Delmarva Facilities") are and have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be in compliance in the aggregate does not and insofar as can reasonably be foreseen would not have a Delmarva Material Adverse Effect. To the best knowledge of Delmarva, each of the Delmarva Facilities maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and customary liability insurance consistent with industry practice and consistent with Delmarva's view of the risks inherent in the operation of a nuclear power facility currently exists with respect to such Delmarva Facility. To the best knowledge of Delmarva, plans for the decommissioning of each of the Delmarva Facilities and for the short-term storage of spent nuclear fuel conform with the requirements of applicable law, and such plans have at all times been funded consistently with reasonable budget projections for such plans.

                                 ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF ATLANTIC

          Atlantic represents and warrants to Delmarva as follows:

          Section 5.1 Organization and Qualification. Except as disclosed in Section 5.1 of the Atlantic Disclosure Schedule (as defined in Section 7.6(i)), (i) Atlantic is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, (ii) each of Atlantic's subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (iii) each of Atlantic and its subsidiaries has all requisite corporate or partnership power and authority, and has been duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Atlantic and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "Atlantic Material Adverse Effect").

          Section 5.2 Subsidiaries. Section 5.2 of the Atlantic Disclosure Schedule contains a description as of the date hereof of all subsidiaries and joint ventures of Atlantic, including the name of each such entity, the state or jurisdiction of its organization, a brief description of the principal line or lines of business conducted by each such entity and Atlantic's interest therein. Except as disclosed in Section 5.2 of the Atlantic Disclosure Schedule, none of such entities is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of
Section 2(a)(5), 2(a)(7), 2(a)(8) and 2(a)(11) of the 1935 Act,
respectively. Except as disclosed in Section 5.2 of the Atlantic Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Atlantic are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Atlantic free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 5.3 Capitalization. The authorized capital stock of Atlantic consists of 75,000,000 shares of Atlantic Common Stock. As of the close of business on June 30, 1996,
 52,702,052 shares of Atlantic Common Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of Atlantic are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 5.3 of the Atlantic Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Atlantic or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other voting securities of Atlantic or obligating Atlantic or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

          Section 5.4 Authority; Noncontravention; Statutory Approvals; Compliance.
          (a) Authority. Atlantic has all requisite power and authority to enter into this Agreement and, subject to the Atlantic Shareholders' Approval (as defined in Section 5.13) and the Atlantic Required Statutory Approvals (as defined in Section 5.4(c), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Atlantic of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Atlantic, subject to obtaining the Atlantic Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Atlantic and, assuming the due authorization, execution and delivery of this Agreement by the other signatories hereto, constitutes the legal, valid and binding obligation of Atlantic enforceable against Atlantic in accordance with its terms.

          (b) Noncontravention. Except as disclosed in Section 5.4(b) of the Atlantic Disclosure Schedule, the execution and delivery of this Agreement by Atlantic do not, and the consummation of the transactions contemplated hereby will not result in any Violation by Atlantic or any of its subsidiaries or, to the best knowledge of Atlantic, any of its joint ventures under any provisions of (i) the certificate or articles of incorporation, bylaws or similar governing documents of Atlantic or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Atlantic Required Statutory Approvals and the receipt of the Atlantic Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Atlantic or any of its subsidiaries or joint ventures or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Atlantic Disclosure Schedule (the "Atlantic Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Atlantic or any of its subsidiaries or joint ventures is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as, in the aggregate, are not reasonably likely to have an Atlantic Material Adverse Effect.

          (c)  Statutory Approvals.  Except as disclosed in
Section 5.4(c) of the Atlantic Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Atlantic or the consummation by Atlantic of the transactions contemplated hereby, the failure to obtain which, in the aggregate, is reasonably likely to have an Atlantic Material Adverse Effect (the "Atlantic Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Atlantic Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notice, obtaining such authorizations, consents or approvals and having such waiting periods expire as are, in each case, necessary to avoid a violation of law.

          (d) Compliance. Except as disclosed in Section 5.4(d), 5.7, 5.10 or 5.11 of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports (as defined in Section 5.5), neither Atlantic nor any of its subsidiaries nor, to the best knowledge of Atlantic, any of its joint ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including without limitation any applicable Environmental Laws) of any Governmental Authority, except for violations that, in the aggregate, do not have, and to the best knowledge of Atlantic are not reasonably likely to have, an Atlantic Material Adverse Effect. Except as disclosed in Section 5.4(d) or 5.11 of the Atlantic Disclosure Schedule, Atlantic, its subsidiaries and, to the best knowledge of Atlantic, its joint ventures have all Permits, except those the failure to obtain which, in the aggregate, are not reasonably likely to have an Atlantic Material Adverse Effect. Except as set forth in Section 5.4(b), 5.4(d) or
5.11 of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries nor, to the best knowledge of Atlantic, any of its joint ventures, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its certificate or articles of incorporation or its bylaws or (ii) except where such breaches, violations and defaults, in the aggregate, are not reasonably likely to have an Atlantic Material Adverse Effect, any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

          Section 5.5 Reports and Financial Statements. Except as disclosed in Section 5.5 of the Atlantic Disclosure Schedule, the filings required to be made by Atlantic and its subsidiaries since January 1, 1991 under the Securities Act, the Exchange Act, applicable New Jersey and Pennsylvania laws and regulations, the Power Act, the 1935 Act and the Atomic Energy Act have been filed with the SEC, the New Jersey Board of Public Utilities (the "New Jersey Commission"), the Pennsylvania Commission, the FERC and the NRC, respectively, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and, as of their respective dates, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Atlantic has made available to Delmarva a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Atlantic with the SEC since January 1, 1991 and through the date hereof (as such documents have since the time of their filing been amended, the "Atlantic SEC Reports"). The Atlantic SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by Atlantic with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
The audited consolidated financial statements and unaudited interim financial statements of Atlantic included in the Atlantic SEC Reports (collectively, the "Atlantic Financial Statements") have been prepared, and will be prepared, in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present the consolidated financial position of Atlantic as of the respective dates thereof or the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the certificate of incorporation and bylaws of Atlantic, as in effect on the date hereof, have been delivered to Delmarva.

          Section 5.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (a) Except as disclosed in the Atlantic SEC Reports filed prior to the date hereof or as disclosed in Section 5.6 of the Atlantic Disclosure Schedule, from December 31, 1995 through the date hereof, each of Atlantic and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and no event has occurred which has had, and no fact or condition exists that would have or, to the best knowledge of Atlantic, is reasonably likely to have, an Atlantic Material Adverse Effect.

          (b) Neither Atlantic nor any of its subsidiaries has any liabilities or obligations (whether absolute, contingent, accrued or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Atlantic or are reflected in the notes thereto for the year ended December 31, 1995 or that were incurred after December 31, 1995 in the ordinary course of business and are not reasonably likely to have an Atlantic Material Adverse Effect.

          Section 5.7 Litigation. Except as disclosed in the Atlantic SEC Reports filed prior to the date hereof or as disclosed in Section 5.7, 5.9, 5.10 or 5.11 of the Atlantic Disclosure Schedule, (i) there are no claims, suits, actions or proceedings pending or, to the best knowledge of Atlantic, threatened, nor are there any investigations or reviews pending or, to the best knowledge of Atlantic, threatened against, relating to or affecting Atlantic or any of its subsidiaries,
(ii) there have not been any developments since December 31, 1995 with respect to any such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Atlantic or any of its subsidiaries that, in the aggregate, are reasonably likely to have an Atlantic Material Adverse Effect.

          Section 5.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Atlantic for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement will, at the date mailed to the shareholders of Atlantic and Delmarva and, as the same may be amended or supplemented, at the times of the meetings of such shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 5.9  Tax Matters.

          (a) Filing of Timely Tax Returns. Except as disclosed in Section 5.9(a) of the Atlantic Disclosure Schedule, Atlantic and each of its subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

          (b)  Payment of Taxes.  Except as disclosed in
Section 5.9(b) of the Atlantic Disclosure Schedule, Atlantic and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Reserves. Atlantic and its subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

          (d) Tax Liens. There are no Tax liens upon the assets of Atlantic or any of its subsidiaries except liens for Taxes not yet due.

          (e) Withholding Taxes. Atlantic and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including without limitation the withholding and reporting requirements under Code SS 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have within the time and in the manner prescribed by law withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (f) Extensions of Time for Filing Tax Returns. Except as disclosed in Section 5.9(f) of the Atlantic Disclosure
Schedule, neither Atlantic nor any of its subsidiaries has requested any extension of time within which to file any Tax
Return which Tax Return has not since been filed.

          (g) Waivers of Statute of Limitations. Except as disclosed in Section 5.9(g) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (h) Expiration of Statute of Limitations. Except as disclosed in Section 5.9(h) of the Atlantic Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Atlantic and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Atlantic or any of its subsidiaries that has not been resolved and paid in full.

          (i) Audit, Administrative and Court Proceedings. Except as disclosed in Section 5.9(i) of the Atlantic Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Atlantic or any of its subsidiaries.

          (j)  Powers of Attorney.  Except as disclosed in
Section 5.9(j) of the Atlantic Disclosure Schedule, no power of attorney currently in force has been granted by Atlantic or any of its subsidiaries concerning any Tax matter.

          (k) Tax Rulings. Except as disclosed in Section 5.9(k) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

          (l) Availability of Tax Returns. Atlantic and its subsidiaries have made available to Delmarva complete and accurate copies, covering all open years, of (i) all Tax Returns, and any amendments thereto, filed by Atlantic or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Atlantic or any of its subsidiaries and (iii) any Closing Agreements entered into by Atlantic or any of its subsidiaries with any taxing authority.

          (m)  Tax Sharing Agreements.  Except as disclosed in
Section 5.9(m) of the Atlantic Disclosure Schedule, no agreements relating to the allocation or sharing of Taxes exist between or among Atlantic and any of its subsidiaries.

          (n) Code S 341(f). Neither Atlantic nor any of its subsidiaries has filed a consent pursuant to Code S 341(f) or has agreed to have Code S 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code
S 341(f)(4)) owned by Atlantic or any of its subsidiaries.

          (o) Code S 168. Except as disclosed in Section 5.9(o) of the Atlantic Disclosure Schedule, no property of Atlantic or any of its subsidiaries is property that Atlantic or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code S 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code S 168.

          (p)  Code S 481 Adjustments.  Except as disclosed in
Section 5.9(p) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries is required to include in income any adjustment pursuant to Code S 481(a) by reason of a voluntary change in accounting method initiated by Atlantic or any of its subsidiaries, and to the best of the knowledge of Atlantic, the IRS has not proposed any such adjustment or change in accounting method.

          (q)  Code SS 6661 and 6662.  Except as disclosed in
Section 5.9(q) of the Atlantic Disclosure Schedule, all transactions that could give rise to an understatement of federal income tax (within the meaning of Code S 6661 for Tax Returns filed on or before December 31, 1990, and within the meaning of Code S 6662 for tax returns filed after December 31, 1990) that could reasonably be expected to result in an Atlantic Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing will be adequately disclosed) on the Tax Returns of Atlantic and its subsidiaries in accordance with Code S 6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1990, and in accordance with Code
S 6662(d)(2)(B) for Tax Returns filed after December 31, 1990.

          (r) Code S 280G. Except as disclosed in Section 5.9(r) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could reasonably be expected to result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code S 280G.

          (s) NOLS. As of December 31, 1994, Atlantic and its subsidiaries had net operating loss carryovers available to offset future income as disclosed in Section 5.9(s) of the Atlantic Disclosure Schedule. Section 5.9(s) of the Atlantic Disclosure Schedule discloses the amount of and year of expiration of each company's net operating loss carryovers.

          (t) Credit Carryover. As of December 31, 1994, Atlantic and its subsidiaries had tax credit carryovers available to offset future tax liability as disclosed in Section 5.9(t) of the Atlantic Disclosure Schedule. Section 5.9(t) of the Atlantic Disclosure Schedule discloses the amount and year of expiration of each company's tax credit carryovers.

          (u)  Code S 338 Elections.  Except as disclosed in
Section 5.9(u) of the Atlantic Disclosure Schedule, no election under Code S 338 (or any predecessor provision) has been made by or with respect to Atlantic or any of its subsidiaries or any of their respective assets or properties.

          (v)  Acquisition Indebtedness.  Except as disclosed in
Section 5.9(v) of the Atlantic Disclosure Schedule, no indebtedness of Atlantic or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Code S 279(b).

          (w)  Intercompany Transactions.  Except as disclosed in
Section 5.9(w) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries have engaged in any intercompany transactions within the meaning of Treasury Regulations S 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

          (x)  Liability for Others.  Except as disclosed in
Section 5.9(x) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has any liability for Taxes of any person other than Atlantic and its subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor,
(ii) by contract or (iii) otherwise.

          Section 5.10  Employee Matters; ERISA.

          (a) Benefit Plans. Section 5.10(a) of the Atlantic Disclosure Schedule contains a true and complete list of:
(i) each employee benefit plan, program or arrangement covering employees, former employees or directors of Atlantic (or any of its subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any "employee benefit plan" within the meaning of ERISA S 3(3) (whether or not terminated, if Atlantic or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (ii) each management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with or covering any current officer, key employee or director or any consulting contract with any person who prior to entering into such contract was a director or officer of Atlantic or any of its subsidiaries (whether or not terminated, if Atlantic or any of its subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (iii) each "employee pension benefit plan" (within the meaning of ERISA
S 3(2)) subject to Title IV of ERISA or the minimum funding requirements of Code S 412 maintained or contributed to by Atlantic or any entity required to be aggregated therewith pursuant to Code S 414(b) or (c) (each, an "Atlantic ERISA Affiliate") at any time during the seven-year period immediately preceding the date hereof (collectively, the "Atlantic Benefit Plans") and (iv) with respect to each Atlantic Benefit Plan, the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such Atlantic Benefit Plan).

          (b) Contributions. Except as disclosed in Section 5.10(b) of the Atlantic Disclosure Schedule, all material contributions and other payments required to have been made by Atlantic or any of its subsidiaries pursuant to any Atlantic Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Atlantic Financial Statements.

          (c)  Qualification; Compliance.  Except as disclosed in
Section 5.10(c) of the Atlantic Disclosure Schedule, each Atlantic Benefit Plan that is intended to be "qualified" within the meaning of Code S 401(a) has been determined by the IRS to be so qualified, and, to the best knowledge of Atlantic, no event or condition exists or has occurred that could reasonably be expected to result in the revocation of any such determination. Atlantic and each of its subsidiaries are in compliance with, and each Atlantic Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including without limitation ERISA and the Code, except for violations that could not reasonably be expected to have an Atlantic Material Adverse Effect. To the best knowledge of Atlantic, no individual or entity has engaged in any transaction with respect to any Atlantic Benefit Plan as a result of which Atlantic or any of its subsidiaries could reasonably expect to be subject to liability pursuant to ERISA S 409 or S 502, or subject to an excise tax pursuant to Code S 4975. To the best knowledge of Atlantic, (i) no Atlantic Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service, the Department of Labor, or any other federal, state or local governmental entity and (ii) no Atlantic Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including without limitation the IRS's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).

          (d) Liabilities. With respect to the Atlantic Benefit Plans, individually and in the aggregate, no termination or partial termination of any Atlantic Benefit Plan or other event has occurred, and, to the best knowledge of Atlantic, there exists no condition or set of circumstances, that could subject Atlantic or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including without limitation any liability to or under any such plan or to the PBGC), or under any indemnity agreement to which Atlantic, any of its subsidiaries or any Atlantic ERISA Affiliate is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course is reasonably likely to have an Atlantic Material Adverse Effect.

          (e) Welfare Plans. Except as disclosed in Section 5.10(e) of the Atlantic Disclosure Schedule, no Atlantic Benefit Plan that is a "welfare plan" (within the meaning of ERISA
S 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA S 601).

          (f) Documents Made Available. Atlantic has made available to Delmarva a true and correct copy of each collective bargaining agreement to which Atlantic is a party or under which Atlantic has obligations and, with respect to each Atlantic Benefit Plan, as applicable (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, (ii) the most recently prepared annual report (IRS Form 5500 Series) including financial statements, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent IRS determination letter with respect to the qualified status under Code S 401(a) of such plan and a copy of any application for an IRS determination letter filed since the most recent IRS determination letter was issued and (v) the most recent actuarial report or valuation.

          (g) Payments Resulting from Mergers. Other than as disclosed in Section 5.10(g) of the Atlantic Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or Atlantic or any of its subsidiaries under any applicable Atlantic Benefit Plans to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Atlantic Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.

          (h)  Funded Status of Plans.  Except as disclosed in
Section 5.10(h) of the Atlantic Disclosure Schedule, each Atlantic Benefit Plan that is subject to either or both of the minimum funding requirements of ERISA S 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof. No Atlantic Benefit Plan subject to the minimum funding requirements of ERISA S 302 has incurred any "accumulated funding deficiency" (within the meaning of ERISA S 302).

          (i)  Multiemployer Plans.  Except as disclosed in
Section 5.10(i) of the Atlantic Disclosure Schedule, no Atlantic Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA S 4001(a)(3)), a multiple employer plan described in Code S 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA S 3(40)); and none of Atlantic, any subsidiary thereof or any Atlantic ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement. With respect to any Atlantic Benefit Plan that is listed in Section 5.10(i) of the Atlantic Disclosure Schedule as a multiemployer plan, Atlantic and its subsidiaries have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA SS 4203 and 4205, therefrom at any time during the five calendar year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."

          (j) Modification or Termination of Plans. Except as disclosed in Section 5.10(j) of the Atlantic Disclosure Schedule:
(i) neither Atlantic nor any subsidiary of Atlantic is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including without limitation any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, nonqualified deferred compensation or executive compensation plan, policy or practice; and (ii) to the best knowledge of Atlantic after review of all Atlantic Benefit Plan documents, the Company, Atlantic or one or more of its subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any Atlantic Benefit Plan or any other employee benefit plan, policy, program or practice (or its participation in any such Atlantic Benefit Plan or other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by Atlantic or any of its subsidiaries, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA S 204(g) or would deprive a plan participant of a benefit in which such participant has a vested right.

          (k)  Reportable Events; Claims.  Except as disclosed in
Section 5.10(k) of the Atlantic Disclosure Schedule, (i) no event constituting a "reportable event" (within the meaning of ERISA
S 4043(b)) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Atlantic Benefit Plan and (ii) no liability, claim, action or litigation has been made, commenced or, to the best knowledge of Atlantic, threatened, by or against Atlantic or any of its subsidiaries with respect to any Atlantic Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that is reasonably likely to have an Atlantic Material Adverse Effect.

          (l)  Labor Agreements.  Except as disclosed in
Section 5.10(l) of the Atlantic Disclosure Schedule, to the best knowledge of Atlantic, as of the date hereof, there is no current labor union representation question involving employees of Atlantic or any of its subsidiaries, nor does Atlantic or any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as disclosed in the Atlantic SEC Reports or as disclosed in
Section 5.10(l) of the Atlantic Disclosure Schedule: (i) neither Atlantic nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) there are no unfair labor practice charges or grievances arising out of a collective bargaining agreement or other grievance procedure against Atlantic or any of its subsidiaries pending, or to the best knowledge of Atlantic threatened, that, in the aggregate, are reasonably likely to have an Atlantic Material Adverse Effect; (iii) there are no complaints, lawsuits or proceedings in any forums by or on behalf of any present or former employees, any applicants for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Atlantic or any of its subsidiaries pending, or to the best knowledge of Atlantic threatened, that, in the aggregate, are reasonably likely to have an Atlantic Material Adverse Effect; (iv) there are no strikes, disputes, slowdowns, work stoppages or lockouts pending, or to the best knowledge of Atlantic threatened, against or involving Atlantic or any of its subsidiaries that, in the aggregate, are reasonably likely to have an Atlantic Material Adverse Effect; (v) Atlantic and each of its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for noncompliance that, in the aggregate, is not reasonably likely to have an Atlantic Material Adverse Effect; and (vi) there is no proceeding, claim, suit, action or governmental investigation pending, or to the best knowledge of Atlantic threatened, in respect to which any director, officer, employee or agent of Atlantic or any of its subsidiaries is or may be entitled to claim indemnification from Atlantic or any of its subsidiaries pursuant to their respective certificates or articles of incorporation or bylaws or as provided in the indemnification agreements listed on Section 5.10(l) of the Atlantic Disclosure Schedule.

          Section 5.11  Environmental Protection.

          (a) Compliance. Except as disclosed in Section 5.11(a) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, Atlantic and each of its subsidiaries are and have been in material compliance with all applicable Environmental Laws, except where the failure to be or to have been so in material compliance, in the aggregate, is not reasonably likely to have an Atlantic Material Adverse Effect. Except as disclosed in Section 5.11(a) of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has received any written notice from any person or Governmental Authority that alleges that Atlantic or any of its subsidiaries is not or has not been in material compliance with applicable Environmental Laws, except where the failure to be or to have been so in material compliance, in the aggregate, is not reasonably likely to have an Atlantic Material Adverse Effect.

          (b)  Environmental Permits.  Except as disclosed in
Section 5.11(b) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, Atlantic and each of its subsidiaries have obtained or have applied for all material Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Atlantic and its subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any material expenditures in connection with any renewal application pending agency approval, except where the failure to obtain or be in such compliance and the requirement to make such expenditures, in the aggregate, is not reasonably likely to have an Atlantic Material Adverse Effect.

          (c)  Environmental Claims.  Except as disclosed in
Section 5.11(c) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, to the best knowledge of Atlantic, there are no Environmental Claims (as defined in Section 4.11(g)) pending, or to the best knowledge of Atlantic threatened, (i) against Atlantic or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Atlantic or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations that Atlantic or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, that, if adversely determined are in the aggregate reasonably likely to have an Atlantic Material Adverse Effect.

          (d) Releases. Except as disclosed in Section 5.11(c) or 5.11(d) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, to the best knowledge of Atlantic, there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Atlantic or any subsidiary or joint venture of Atlantic, or against any person or entity whose liability for any Environmental Claim Atlantic or any subsidiary or joint venture of Atlantic has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which is not in the aggregate reasonably likely to have an Atlantic Material Adverse Effect.

          (e) Predecessors. Except as disclosed in Section 5.11(e) of the Atlantic Disclosure Schedule or as disclosed in the Atlantic SEC Reports, to the best knowledge of Atlantic with respect to any predecessor of Atlantic or of any subsidiary or joint venture of Atlantic, there are no Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims, that are reasonably likely to have, in the aggregate, an Atlantic Material Adverse Effect.

          (f) Disclosure. To the best knowledge of Atlantic, Atlantic has disclosed to Delmarva all material facts that Atlantic reasonably believes are likely to form the basis of a material Environmental Claim or to require material expenditures in order to comply with current or future applicable Environmental Laws arising from (i) the cost of pollution control equipment currently required or known to be required in the future, (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site and (iii) any other environmental matters affecting Atlantic or its subsidiaries.

          Section 5.12 Regulation as a Utility. One of Atlantic's wholly owned subsidiaries is regulated as a public utility in the State of New Jersey and by the FERC. Except as disclosed in Section 5.12 of the Atlantic Disclosure Schedule, neither Atlantic nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Atlantic is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Atlantic is a holding company exempt from all provisions of the 1935 Act except Section 9(a)(2) pursuant to Section 3(a)(1) of the 1935 Act.

          Section 5.13 Vote Required. The approval of the Atlantic Merger by a majority of all votes cast by the holders of Atlantic Common Stock (the "Atlantic Shareholders' Approval"), is the only vote of the holders of any class or series of the capital stock of Atlantic required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

          Section 5.14 Opinion of Financial Advisor. Atlantic has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of the date hereof, the Atlantic Conversion Ratio, taking into account the Delmarva Conversion Ratio, is fair from a financial point of view to the holders of Atlantic Common Stock.

          Section 5.15  Insurance.  Except as disclosed in
Section 5.15 of the Atlantic Disclosure Schedule, each of Atlantic and each of its subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Atlantic and its subsidiaries during such time period. Except as disclosed in Section 5.15 of the Atlantic Disclosure Schedule, neither Atlantic nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of Atlantic and its subsidiaries are valid and enforceable policies.

          Section 5.16 Applicability of Certain New Jersey Law. Assuming the accuracy of the representation of Delmarva set forth in Section 4.17, the New Jersey Shareholders Protection Act (Section 14A:10A-1 et seq. of the NJBCA) is not applicable to the transactions contemplated by this Agreement.

          Section 5.17  Ownership of Delmarva Common Stock.
Atlantic does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of Delmarva Common
Stock.

          Section 5.18 Operations of Atlantic Nuclear Power Plants. Except as set forth in Section 5.18 of the Atlantic Disclosure Schedule, to the best knowledge of Atlantic, the operations of the Hope Creek Nuclear Generating Station owned by Atlantic and the Salem and Peach Bottom Nuclear Generating Stations owned by Atlantic together with Delmarva (collectively, the "Atlantic Facilities") are and have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be in compliance in the aggregate does not and insofar as can reasonably be foreseen would not have an Atlantic Material Adverse Effect. To the best knowledge of Atlantic, each of the Atlantic Facilities maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and customary liability insurance consistent with industry practice and consistent with Atlantic's view of the risks inherent in the operation of a nuclear power facility currently exists with respect to such Atlantic Facility. To the best knowledge of Atlantic, plans for the decommissioning of each of the Atlantic Facilities and for the short-term storage of spent nuclear fuel conform with the requirements of applicable law, and such plans have at all times been funded consistently with reasonable budget projections for such plans.

                                ARTICLE VI

                  CONDUCT OF BUSINESS PENDING THE MERGERS

          Delmarva and Atlantic have each delivered to the other a budget for the years 1996 through 1998 (respectively, the "Delmarva Budget" and the "Atlantic Budget"), which Delmarva or Atlantic, as the case may be, may update or otherwise modify in writing for purposes of this Article VI only with the consent in writing of Atlantic or Delmarva, as the case may be. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, each of Delmarva and Atlantic agrees as to itself and its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent Atlantic or Delmarva, as the case may be, shall otherwise consent in writing, as follows:

          Section 6.1 Ordinary Course of Business. Each of Delmarva and Atlantic shall, and each shall cause its respective subsidiaries to, carry on its and their respective businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of their workforces, including (without limitation) ongoing or planned activities, benefits, programs, practices, and policies related to effecting their business strategies and downsizing, re-engineering and similar matters, keep available the services of their present officers and employees, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, (i) enter into a new line of business that is not described, in the case of Delmarva, in
Section 6.1 of the Delmarva Disclosure Schedule, or, in the case of Atlantic, in Section 6.1 of the Atlantic Disclosure Schedule (in each case, a Listed Activity ) involving any material investment of assets or resources or any material exposure to liability or loss (including without limitation any loans or capital contributions to, and the undertaking of any guarantees in favor of or any "keepwell" or other agreements to maintain the financial condition of, another person), in the case of Delmarva, to Delmarva and its subsidiaries taken as a whole, and, in the case of Atlantic, to Atlantic and its subsidiaries taken as a whole, (ii) make aggregate investments (including without limitation any loans or capital contributions to, and the undertaking of any guarantees in favor of or any keep well or other agreements to maintain the financial condition of, another person) during the period from the date of this Agreement to the Effective Time in or in respect of Listed Activities in excess of $250,000,000 in the aggregate, or (iii) make any such investment in or in respect of any Listed Activity, other than an investment by Atlantic in thermal (heating and cooling) services, in excess of $7,500,000 per year in any Listed Activity without consultations with each other concerning the investment. For purposes of this Article VI, "consistent with past practice" as applied to Atlantic and its subsidiaries shall mean among other things that, unless otherwise required by applicable law or regulation, the allocation of benefits and burdens to ("Atlantic City Electric Company") in comparison with those allocated to Atlantic and its subsidiaries other than Atlantic Utility shall be on a basis not more favorable to Atlantic Utility than has previously been the case.

          Section 6.2 Dividends. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to: (a) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (i) to such party or its wholly-owned subsidiaries, (ii) dividends required to be paid on any Delmarva Preferred Stock or any preferred stock issued by Atlantic City Electric Company ( Atlantic Subsidiary Preferred Stock ) in accordance with their respective terms,
(iii) regular quarterly dividends on Delmarva Common Stock with usual record and payment dates at an annual rate not in excess of $1.54 per share and (iv) regular quarterly dividends on Atlantic Common Stock with usual record and payment dates at an annual rate not in excess of $1.54 per share; (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or
(c) redeem, repurchase or otherwise acquire any shares of their capital stock other than (i) redemptions, repurchases and other acquisitions of shares of capital stock in the ordinary course of business consistent with past practice including without limitation, (w) repurchases, redemptions and other acquisitions in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans,
(x) redemptions, purchases or acquisitions required by the respective terms of any series of Delmarva Preferred Stock or Atlantic Subsidiary Preferred Stock, (y) in connection with the refunding of Delmarva Preferred Stock or Atlantic Subsidiary Preferred Stock through the issuance of additional Delmarva Preferred Stock or Atlantic Utility Preferred Stock or indebtedness, as the case may be, at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or through the issuance of long-term indebtedness as permitted under
Section 6.7 and (z) open-market repurchases of Delmarva Common Stock or Atlantic Common Stock, as the case may be, utilized to fund up to $50,000,000 in any fiscal year (when aggregated with common stock so utilized by Delmarva or Atlantic, as the case may be, pursuant to clause (c) of Section 6.3) of the cost of any acquisitions permitted under Section 6.5 and (ii) intercompany acquisitions of capital stock.

          Section 6.3 Issuance of Securities. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, except as provided in the Delmarva Budget or the Atlantic Budget, as the case may be, and except for (a) the issuance of common stock or stock appreciation or similar rights, as the case may be, pursuant to (i) the Dividend Reinvestment and Common Share Purchase Plan, the Savings and Thrift Plan, and the Long-Term Incentive Plan of Delmarva or (ii) the Employee Incentive Plan, the Directors' Restricted Stock Plan, the Employee Stock Purchase Plan and the Dividend Reinvestment Plan of Atlantic, in each case consistent with past practice in kind and amount and in the ordinary course of business under such plans substantially in accordance with their present terms, (b) the issuance by a wholly owned subsidiary of shares of its capital stock to its parent and
(c) the issuance of common stock by Delmarva or Atlantic, as the case may be, utilized to fund up to $50,000,000 in any fiscal year (when aggregated with common stock so utilized by Delmarva or Atlantic, as the case may be, pursuant to clause (c)(i)(z) of
Section 6.2) of the cost of any acquisitions permitted under
Section 6.5.

          Section 6.4 Charter Documents. Neither Delmarva nor Atlantic shall amend or propose to amend its certificate or articles of incorporation or its bylaws, except as necessary to provide for the issuance of securities as permitted pursuant to
Section 6.3 or as required by law.

          Section 6.5  Acquisitions.  Except as permitted by
Section 6.1 in respect of Listed Activities or as may be disclosed in Section 6.5 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule, and except for acquisitions not exceeding $20,000,000 in the aggregate during any fiscal year, or more than $40,000,000 in the aggregate during the period from the date of this Agreement to the Effective Time, in the case of, on the one hand, Delmarva and its subsidiaries and, on the other hand, Atlantic and its subsidiaries, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, acquire or agree or publicly propose to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business consistent with past practice.

          Section 6.6  No Dispositions.  Except as disclosed in
Section 6.6 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule, and other than (a) dispositions not exceeding $5,000,000 during any fiscal year in the case of, on the one hand, Delmarva and its subsidiaries and, on the other hand, Atlantic and its subsidiaries, (b) as may be required by law to consummate the transactions contemplated hereby or (c) in the ordinary course of business consistent with past practice, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to such party and its subsidiaries taken as a whole.

          Section 6.7  Indebtedness.  Except as disclosed in
Section 6.7 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule and except as provided in the Delmarva Budget and the Atlantic Budget, as the case may be, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including without limitation the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keepwell" or other agreement to maintain the financial condition of another person or enter into arrangements having the effect of any of the foregoing other than (a) short-term indebtedness in the ordinary course of business consistent with past practice, (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis),
(c) long-term indebtedness in connection with the refunding of Delmarva Preferred Stock or Atlantic Preferred Stock at a lower cost of funds (calculated as aforesaid), and (d) additional indebtedness in any fiscal year not exceeding $25,000,000 more than the amount provided therefor in the Delmarva Budget for such fiscal year with respect to Delmarva and its subsidiaries and in the Atlantic Budget for such fiscal year with respect to Atlantic and its subsidiaries.

          Section 6.8 Capital Expenditures. Except as permitted by Section 6.1 in respect of Listed Activities or as may be disclosed in Section 6.8 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule or as required by law, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, make any capital expenditures, other than (a) capital expenditures incurred in connection with the construction of new facilities, (b) capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (c) additional capital expenditures in any year of not more than 10% of the amount provided therefor in the Delmarva Budget for that year with respect to Delmarva and its subsidiaries and in the Atlantic Budget for that year with respect to Atlantic and its subsidiaries.

          Section 6.9 Compensation, Benefits. Except as disclosed in Section 6.9 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule, neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, (i) enter into, adopt or amend (except as may be required by applicable law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except pursuant to binding legal commitments and except for normal (including incentive) increases, extensions, expansions, enhancements, amendments or adoptions in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party and its subsidiaries taken as a whole or (ii) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer other than in the ordinary course of business consistent with past practice. Notwithstanding the foregoing,
(i) Atlantic shall terminate its retirement plan for non-employee directors and pay in cash all accrued benefits thereunder as described in Section 6.9 of the Atlantic Disclosure Schedule prior to the Effective Time, and (ii) each of Delmarva and Atlantic may, with the agreement of the other, modify the benefits payable under its severance arrangements with management employees in a manner which makes the aggregate level of severance benefits received by such management employees comparable to the aggregate level of severance benefits which are, on the date of this Agreement, provided to comparable employees of the other.

          Section 6.10 1935 Act. Atlantic shall not, nor shall it permit any of its subsidiaries to, except as required or contemplated by this Agreement, engage in any activities that would cause a change in its status, or that of its subsidiaries, under the 1935 Act, that would impair the ability of Atlantic to claim an exemption from all provisions of the 1935 Act except
Section 9(a)(2) under Section 3(a)(1) of the 1935 Act or that would impair the ability of Atlantic Utility to claim an exemption from all provisions of the 1935 Act except Section 9(a)(2) under Section 3(a)(2) of the 1935 Act, other than (i) the application to the SEC under the 1935 Act contemplated by this Agreement for approval to the extent required of the transactions contemplated hereby and (ii) the registration of the Company pursuant to the 1935 Act.

          Section 6.11  Accounting.  Neither Delmarva nor
Atlantic shall, nor shall either permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          Section 6.12 Tax-Free Status. No party shall, nor shall any party permit any of its subsidiaries to, take any actions that would, or would be reasonably likely to, adversely affect the status of the Mergers as a tax-free transaction (except as to dissenters' rights and fractional shares) under Code S 368(a) and/or Code S 351, and each party shall use all commercially reasonable efforts to achieve such result.

          Section 6.13 Discharge of Liabilities. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments and the refinancing of existing indebtedness for borrowed money either at its stated maturity or at a lower cost of funds) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice or, or pursuant to Section 6.7 or as disclosed in Section 6.7 of the Delmarva Disclosure Schedule or the Atlantic Disclosure Schedule, or (ii) as part of or pursuant to any settlement of any rate filings before the public utility commission of any state or the FERC pending on the date of this Agreement.

          Section 6.14 Cooperation, Notification. Each of Delmarva and Atlantic shall: (a) confer on a regular and frequent basis with one or more representatives of the other to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (b) promptly notify the other of any significant changes in its business (including the entry into material new lines of business or material extensions or expansions of existing lines of business), properties, assets, condition (financial or other), prospects or results of operations; (c) advise the other of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a Delmarva Material Adverse Effect or an Atlantic Material Adverse Effect, as the case may be; and (d) promptly provide the other with copies of all filings made by it or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          Section 6.15 Rate Matters. Other than currently pending rate filings and matters related to the recovery of costs associated with outages at the Salem Nuclear Generating Station, each of Delmarva and Atlantic shall, and shall cause its subsidiaries to, discuss with the other any changes in its or its subsidiaries' regulated rates or charges, standards of service or accounting from those in effect on the date hereof and consult with the other parties prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and neither shall make any filing to change its rates or charges on file with the public utility commission of any state or FERC that would have a material adverse effect on the benefits associated with the Mergers.

          Section 6.16 Third-Party Consents. Delmarva shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Delmarva Required Consents. Delmarva shall promptly notify Atlantic of any failure or anticipated failure to obtain any such consents and, if requested by Atlantic, shall provide copies of all Delmarva Required Consents obtained by Delmarva to Atlantic. Atlantic shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Atlantic Required Consents. Atlantic shall promptly notify Delmarva of any failure or anticipated failure to obtain any such consents and, if requested by Delmarva, shall provide copies of all Atlantic Required Consents obtained by Atlantic to Delmarva.

          Section 6.17 No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, take any action that would or is reasonably likely to result in a material breach of any covenant or agreement of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          Section 6.18 Tax-Exempt Status. No party shall, nor shall any party permit any subsidiary to, take any action that would, or would be reasonably likely to, jeopardize the qualification of the outstanding revenue bonds issued for the benefit of Delmarva (or any subsidiary thereof) or for the benefit of Atlantic (or any subsidiary thereof) that qualify on the date hereof under Code S 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

          Section 6.19 Transition Management. Delmarva and Atlantic shall create a special transition management task force (the "Task Force") to be headed by Howard E. Cosgrove (or an individual designated by him who shall be reasonably satisfactory to the other Task Force head) and Michael J. Chesser (or an individual designated by him and reasonably satisfactory to the other Task Force head). The Task Force shall examine various alternatives regarding the manner in which best to organize and manage the business of the Company after the Effective Time, subject to applicable law. From time to time, the Task Force shall report its findings to the Board of Directors of each of Delmarva and Atlantic.

          Section 6.20 Insurance. Each of Delmarva and Atlantic shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or such party's subsidiaries.

          Section 6.21 Permits. Delmarva and Atlantic shall, and shall each cause its subsidiaries to, use all reasonable efforts to maintain in effect all existing Permits (as defined in Section 4.4) pursuant to which it or its subsidiaries operate.

          Section 6.22 Contracts; Agreements. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any subsidiary of such party is a party or waive, release or assign any material rights or claims. Neither Delmarva nor Atlantic shall, nor shall either permit any of its subsidiaries to, agree in writing to take any action not permitted by this Article VI.

                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

          Section 7.1 Access to Information. Upon reasonable notice and during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment banker, financial advisor and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the Delaware Commission, the Maryland Commission, the Virginia Commission, the New Jersey Commission, the Pennsylvania Commission or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. All documents and information furnished pursuant to this Section 7.1 shall be subject to the confidentiality agreement dated April 10, 1996 between Delmarva and Atlantic, as it may be amended from time to time (the "Confidentiality Agreement"). The party requesting copies of any documents from any other party hereto shall be responsible for all out-of-pocket expenses incurred by the party to whom such request is made in complying with such request, including any cost of reproducing and delivering any required information.

          Section 7.2  Joint Proxy Statement and Registration
Statement.

          (a) Preparation and Filing. As promptly as reasonably practicable after the date hereof, the parties shall prepare and file with the SEC the Registration Statement and the Joint Proxy Statement (together, the "Joint Proxy/Registration Statement"). The parties shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. The parties shall also take such action as may be reasonably required to cause the shares of Company Common Stock and Letter Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that none of the Company, Atlantic or Delmarva shall be required to register or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which the Company will not, following the Mergers, be so subject. Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement. No representation, covenant or agreement contained in this Agreement is made by any party with respect to information supplied by any other party for inclusion in the Joint Proxy/Registration Statement. The Joint Proxy/Registration Statement shall comply as to form in all material respects with the Securities Act and the rules and regulations thereunder. The parties shall take such action as may be reasonably required to cause the shares of Company Common Stock and Letter Stock to be issued in the Mergers to be approved for listing on the NYSE and any other stock exchanges agreed to by the parties, each upon official notice of issuance.

          (b) Letter of Delmarva's Accountants. Following receipt by Coopers & Lybrand, Delmarva's independent auditors, of an appropriate request from Atlantic pursuant to SAS No. 72, Delmarva shall use best efforts to cause to be delivered to the Company and Atlantic a letter of Coopers & Lybrand, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company and Atlantic, in form and substance reasonably satisfactory to the Company and Atlantic and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

          (c) Letter of Atlantic's Accountants. Following receipt by Deloitte & Touche, LLP, Atlantic's independent auditors, of an appropriate request from Delmarva pursuant to SAS No. 72, Atlantic shall use best efforts to cause to be delivered to the Company and Delmarva a letter of Deloitte & Touche, LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company and Delmarva, in form and substance satisfactory to the Company and Delmarva and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

          (d) Fairness Opinions. It shall be a condition to the mailing of the Joint Proxy Statement to the shareholders of Atlantic and Delmarva that (i) Delmarva shall have received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the Delmarva Conversion Ratio is fair to the holders of Delmarva Common Stock, and (ii) Atlantic shall have received an opinion from Morgan Stanley & Co. Incorporated, dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the Atlantic Conversion Ratio is fair to the holders of Atlantic Common Stock.

          Section 7.3  Regulatory Matters.

          (a) HSR Filings. Each party shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall use all commercially reasonable efforts to make such filings promptly and shall respond promptly to any requests for additional information made by either of such agencies.

          (b) Other Regulatory Approvals. Each party shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including without limitation the Delmarva Required Statutory Approvals and the Atlantic Required Statutory Approvals. Atlantic shall have the right to review and approve in advance all characterizations of the information relating to Atlantic, on the one hand, and Delmarva shall have the right to review and approve in advance all characterizations of the information relating to Delmarva, on the other hand, in either case which appear in any filing made in connection with the transactions contemplated by this Agreement. Delmarva and Atlantic shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

          Section 7.4  Shareholder Approvals.

          (a) Approval of Atlantic Shareholders. Atlantic shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Atlantic Special Meeting") for the purpose of securing the Atlantic Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its articles of incorporation and bylaws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Atlantic Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Delmarva with respect to each of the foregoing matters.

          (b) Approval of Delmarva Shareholders. Delmarva shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Delmarva Special Meeting") for the purpose of securing the Delmarva Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its articles of incorporation and bylaws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Delmarva Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Atlantic with respect to each of the foregoing matters.

          (c) Meeting Date. The Delmarva Special Meeting and the Atlantic Special Meeting shall be held on the same day unless otherwise agreed by Delmarva and Atlantic.

          (d) Fairness Opinions Not Withdrawn. It shall be a condition to the obligation of Delmarva to hold the Delmarva Special Meeting that the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated referred to in Section 7.2(d) shall not have been withdrawn, and it shall be a condition to the obligation of Atlantic to hold the Atlantic Special Meeting that the opinion of Morgan Stanley & Co. Incorporated referred to in Section 7.2(d) shall not have been withdrawn.

          Section 7.5  Directors' and Officers' Indemnification.

          (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former directors, officers and management employees of the parties hereto and their respective subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, costs, liabilities, judgments or (subject to the proviso of the next succeeding sentence) amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or management employee of such party or any subsidiary thereof, whether pertaining to any matter existing or occurring at or prior to or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time and (ii) all liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. In the event of any such loss, expense, claim, damage, cost, liability, judgment or settlement (whether or not arising before the Effective Time), (x) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received, and otherwise advance to the Indemnified Parties upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by applicable law, (y) the Company shall cooperate in the defense of any such matter and (z) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards under applicable law or as set forth in the Company's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to separate counsel. In the event any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action. Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 7.5(a) in connection with any such action.

          (b) Insurance. For a period of six years after the Effective Time, the Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Delmarva and Atlantic; provided that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring at or prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 200 percent of the current annual premiums for the policies currently maintained by Delmarva and Atlantic for their directors' and officers' liability insurance; provided further that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain a policy providing the best coverage available, as determined by the Board of Directors of the Company, for a premium not exceeding 200 percent of the aggregate annual premiums currently paid by Delmarva and Atlantic for their directors' and officers' liability insurance and other indemnity agreements.

          (c) Successors. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.

          (d) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Delmarva, Atlantic and their respective subsidiaries with respect to their activities as such prior to or at the Effective Time, as provided in their respective articles of incorporation or bylaws or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

          Section 7.6 Disclosure Schedules. On or before the date of this Agreement, (i) Atlantic has delivered to Delmarva a schedule (the "Atlantic Disclosure Schedule") accompanied by a certificate signed by the chief financial officer of Atlantic stating that the Disclosure Schedule is being delivered pursuant to this Section 7.6(i) and (ii) Delmarva has delivered to Atlantic a schedule (the "Delmarva Disclosure Schedule") accompanied by a certificate signed by the chief financial officer of Delmarva stating that the Delmarva Disclosure Schedule is being delivered pursuant to this Section 7.6(ii). The Atlantic Disclosure Schedule and the Delmarva Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants and agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.

          Section 7.7 Public Announcements. Delmarva and Atlantic shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, subject to each party's disclosure obligations imposed by law or any applicable national securities exchange, shall not issue any public announcement or statement prior to consultation with the other party.

          Section 7.8 Rule 145 Affiliates. Atlantic shall identify in a letter to Delmarva, and Delmarva shall identify in a letter to Atlantic, all persons who are and, to such persons' best knowledge who will be, at the Closing Date, "affiliates" of Atlantic and Delmarva, respectively, as such term is used in Rule 145 under the Securities Act. Atlantic and Delmarva shall use their respective best efforts to cause their respective affiliates to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit C (each, an "Affiliate Agreement").

          Section 7.9  Employee Agreements and Workforce Matters.

          (a)  Certain Employee Agreements.  Subject to
Section 7.10 and Section 7.14, the Company and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties that apply to any current or former employees or current or former directors of the parties hereto; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms or from exercising any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

          (b) Workforce Matters. Subject to applicable collective bargaining agreements, for a period of two years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved without regard to whether employment was with Delmarva or its subsidiaries or Atlantic or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by the Company or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Company or any of its subsidiaries. Any workforce reductions carried out following the Effective Time by the Company and its subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship thereof including without limitation the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law. However, no provision contained in this Section 7.9 shall be deemed to constitute an employment contract between the Company and any individual, be construed as conferring any rights on the collective bargaining representative of any employee, or be considered a waiver of the Company's right, subject to the provisions of any applicable collective bargaining agreement, to discharge any employee at any time, with or without cause.

          (c) Subject to applicable collective bargaining agreements, the Company shall develop employee benefit programs and policies for all of its employees which minimize the differences between the employee benefit programs and policies maintained by Delmarva and Atlantic prior to the Effective Time and which are fair and equitable and appropriate to the business environment in which the Company will operate.

          Section 7.10 Employee Benefit Plans. Each of the Delmarva Benefit Plans and Atlantic Benefit Plans (other than plans specifically provided for in Section 7.11), in effect on the date hereof (or as amended in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees or former employees of Delmarva and any of its subsidiaries and of Atlantic and any of its subsidiaries, respectively, who are covered by such plans immediately prior to the Closing Date until the Company determines otherwise on or after the Effective Time; provided, however, that nothing herein contained, other than the provisions of Section 6.9, shall limit any reserved right contained in any such Delmarva Benefit Plan or Atlantic Benefit Plan to amend, modify, suspend, revoke or terminate any such plan. Without limiting the foregoing, each participant in any Delmarva Benefit Plan or Atlantic Benefit Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under any such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit. However, no provision contained in this Section 7.10 shall be deemed to constitute an employment contract between the Company and any individual, or a waiver of the Company's right to discharge any employee at any time, with or without cause.

          Section 7.11 Incentive, Stock and Other Plans. With respect to each of (i) the Dividend Reinvestment and Common Share Purchase Plan, the Savings and Thrift Plan and the Long-Term Incentive Plan of Delmarva, and the Employee Incentive Plan, the Directors' Restricted Stock Plan, the Employee Stock Purchase Plan and the Dividend Reinvestment Plan of Atlantic, and each other employee benefit plan, program or arrangement under which the delivery of Delmarva Common Stock, Atlantic Common Stock or Company Common Stock, as the case may be, is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each, a "Stock Plan"), (i) Delmarva and Atlantic shall take such action as may be necessary so that, after the Effective Time, such Stock Plan shall provide for the issuance only of Company Common Stock and (ii) the Company shall
(x) take all corporate action necessary or appropriate to obtain shareholder approval with respect to such Stock Plan to the extent such approval is required for purposes of the Code or other applicable law, or, to the extent the Company deems it desirable, to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act, (y) reserve for issuance under such Stock Plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon payment of benefits, grants of awards or exercise of options under such Stock Plan and (z) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of Company Common Stock subject to such Stock Plan to the extent such filing is required under applicable law and use its best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such benefits, grants or awards remain payable or such options remain outstanding, as the case may be. With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under S 16(a) of the Exchange Act, the Company shall administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 under the Exchange Act. Each of Delmarva and Atlantic shall obtain any shareholder approvals that may be necessary for the deduction of any compensation payable under any Stock Plan or other compensation arrangement.

          Section 7.12 No Solicitations. From and after the date hereof, Delmarva and Atlantic shall not, and shall not authorize or permit any of their respective Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, Delmarva or Atlantic may (i) at any time prior to the time at which the Delmarva Shareholders' Approval, in the case of Delmarva, or the Atlantic Shareholders' Approval, in the case of Atlantic, has been obtained, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Delmarva or Atlantic, as the case may be, or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning itself and its business, properties and assets if, and only to the extent that, (A) (x) such third party shall first have made an Acquisition Proposal that is financially superior to the Mergers and have demonstrated that financing for such Acquisition Proposal is reasonably likely to be obtained (as determined in good faith in each case by the Board of Directors of Delmarva or Atlantic, as the case may be, after consultation with its financial advisors) and (y) the Board of Directors of Delmarva or Atlantic, as the case may be, shall have concluded in good faith on the basis of a written opinion of outside counsel that such action is necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such third party, Delmarva or Atlantic, as the case may be, (x) provides prompt notice to Atlantic or Delmarva, as the case may be, to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (y) receives from such third party an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such third party than the terms contained in the Confidentiality Agreement, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and (iii) accept an Acquisition Proposal from a third party, provided Delmarva or Atlantic, as the case may be, terminates this Agreement pursuant to Section 9.1(g) or 9.1(h), as the case may be. Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by such party or its Representatives with respect to the foregoing. Atlantic and Delmarva shall each notify the other orally and in writing of any such inquiries, offers or proposals (including without limitation the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof, shall keep the other informed of the status and details of any such inquiry, offer or proposal, and shall give the other five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by another party hereto) for a tender or exchange offer, merger, consolidation or other business combination involving a party or any material subsidiary of such party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of such party or any material subsidiary of such party.

          Section 7.13 Company Board of Directors. The Board of Directors of Delmarva shall be entitled to nominate 10 members and the Board of Directors of Atlantic shall be entitled to nominate 8 members to serve on the Board of Directors of the Company at the Effective Time and shall each take such action as may be necessary to cause each director of Delmarva and Atlantic serving as such immediately prior to the Effective Time to have the opportunity to serve as a director of the Company. The directors nominated by the Delmarva Board and directors nominated by the Atlantic Board shall be divided between the classes of directors of the Company so that each class, to the extent possible, has the same proportion of directors nominated by each of the Delmarva Board and the Atlantic Board. At the Effective Time, the Audit Committee of the Board of Directors of the Company shall consist of an equal number of directors nominated by the Delmarva Board and the Atlantic Board.

          Section 7.14 Company Officers. At the Effective Date, Howard E. Cosgrove shall be the Chief Executive Officer and Chairman of the Board of Directors of the Company, Jerrold L. Jacobs shall be the Vice Chairman of the Board of Directors of the Company and Michael J. Chesser shall be the President and Chief Operating Officer of the Company. Jerrold L. Jacobs shall serve as Vice Chairman of the Company until the second anniversary of the Effective Date and, during his term as Vice Chairman, shall be a member of the Executive Committee of the Board of Directors of the Company. The other officers of the Company at the Effective Time shall be such officers as may be designated by the Board of Directors of the Company.

          Section 7.15 Location of Corporate Offices and Operations; Company Name. At and after the Effective Time, the corporate headquarters and principal executive offices of the Company shall be located in Wilmington, Delaware, and the Company shall maintain a significant presence in New Jersey. After the Effective Time, the Company shall provide charitable contributions and community support within the service areas of Delmarva and Atlantic and each of their respective subsidiaries at levels substantially comparable to the historical levels of charitable contributions and community support provided by Delmarva and Atlantic and their respective subsidiaries within their service areas. The Company's name shall be as agreed upon by the Board of Directors of Delmarva and the Board of Directors of Atlantic following the completion of marketing studies which will give serious consideration to names containing "Atlantic" or variations of the names of Atlantic and its subsidiaries.

          Section 7.16 Company Certificate of Incorporation and Bylaws. Delmarva, Atlantic and the Company shall take all actions necessary so that (i) at or prior to the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that, at the Effective Time, such certificate of incorporation shall read in its entirety substantially in the form attached hereto as Exhibit A and (ii) at or prior to the Effective Time, the bylaws of the Company shall be amended and restated so that, at the Effective Time, such bylaws shall read in their entirety substantially in the form attached hereto as Exhibit B.

          Section 7.17  Expenses.  Subject to Section 7.1 and
Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by Delmarva and Atlantic.

          Section 7.18 Letter Stock Dividend Policy. Subject to declaration by the Board of Directors of the Company and the obligation of the Board of Directors of the Company to react to the financial condition and regulatory environment of the Company and its results of operations, the dividends declared and paid on the Letter Stock shall be maintained at a level of $3.20 per share per annum until the earlier of July 1, 2001 or the end of the twelfth calendar quarter following the calendar quarter in which the Effective Date occurs. Thereafter, it is the intention of the Company, subject to declaration by the Board of Directors of the Company and the obligation of the Board of Directors of the Company to react to the financial condition and regulatory environment of the Company and the results of its operations, to pay annual dividends on the Letter Stock at a rate equal to 90% of Net Income (Loss) Attributable to the Atlantic Utility Group (as that term is defined in the Company's Restated Charter); provided that if, and to the extent that, the annual dividends on the Letter Stock paid during the period referred to in the preceding sentence exeeds 100% of Net Income (Loss) Attributable to the Shore Utility Group during such period, the Board of Directors of the Company may consider such fact in determining the appropriate annual dividend rate on the Letter Stock thereafter. Following the Effective Time, the Audit Committee of the Board of Directors of the Company shall be charged with the responsibility of advising the Board of Directors of the Company with respect to certain intercompany transactions and other fiduciary matters that may relate to the Letter Stock.

          Section 7.19  Further Assurances.

          (a) Each of Atlantic and Delmarva shall, and shall cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by the other in order to consummate the Mergers and the other transactions contemplated by this Agreement, and to use its best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated hereby (subject to the votes of its shareholders described in Sections 4.13 and 5.13, respectively), including fully cooperating with the other in obtaining the Atlantic Required Statutory Approvals, the Delmarva Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

          (b) Atlantic and Delmarva, respectively, shall be responsible for the taking of any action necessary or advisable to obtain the Atlantic Required Statutory Approvals and to obtain the Delmarva Required Statutory Approvals. Atlantic and Delmarva agree to cooperate in obtaining the necessary approvals from the NRC, the FERC and the SEC under the 1935 Act, the Securities Act and the Exchange Act and from the applicable state authorities under state "blue sky", securities or utility regulatory laws. Atlantic and Delmarva shall each provide the other with copies of any filings made with any Governmental Authorities in connection with the foregoing.

          (c) It may be preferable to effectuate a business combination between Delmarva and Atlantic by means of an alternative structure in light of the conditions set forth in Sections 8.1(e), 8.2(f) and 8.3(f). Accordingly, if the only conditions to the parties' obligations to consummate the Mergers that are not satisfied or waived are receipt of any one or more of the Delmarva Required Consents, Delmarva Statutory Approvals, Atlantic Required Consents and Atlantic Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for Delmarva and Atlantic the economic benefits of the Mergers) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Mergers that so preserves such benefits; provided that prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Mergers, as applied to such alternative business combination, shall have been satisfied or waived.

                               ARTICLE VIII

                                CONDITIONS

          Section 8.1 Conditions to Each Party's Obligation to Effect the Merger to Which it is Party. The respective obligations of each party to effect the Merger to which it is party shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5:

          (a)  Shareholder Approvals.  The Atlantic Shareholders'
Approval and the Delmarva Shareholders' Approval shall have been obtained.

          (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of either or both of the Mergers shall have been issued and continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c)  Registration Statement.  The Registration
Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d)  Listing of Shares.  The shares of Company Common
Stock and the shares of Letter Stock issuable in the Mergers pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

          (e) Statutory Approvals. The Delmarva Required Statutory Approvals and the Atlantic Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined), and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Delmarva as if it were organized as a separate subsidiary of the Company or a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or results of operations of Atlantic as if it were organized as a separate division of the Company, or which would be materially inconsistent with the agreements of the parties contained herein. A "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

          Section 8.2 Conditions to Obligation of Atlantic to Effect the Atlantic Merger. The obligation of Atlantic to effect the Atlantic Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Atlantic in writing pursuant to
Section 9.5:

          (a) Performance of Obligations of Delmarva. Delmarva shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

          (b)  Representations and Warranties.  The
representations and warranties of Delmarva set forth in this Agreement qualified as to materiality shall be true in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing
Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (c) Closing Certificates. Atlantic shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Delmarva, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

          (d)  Delmarva Material Adverse Effect.  No Delmarva
Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance that is reasonably likely to have a Delmarva Material Adverse Effect.

          (e) Tax Opinion. Atlantic shall have received an opinion of Simpson Thacher & Bartlett, in form and substance satisfactory to Atlantic, dated the Closing Date, which opinion may be based on appropriate representations of Delmarva, Atlantic and the Company that are in form and substance reasonably satisfactory to such counsel, to the effect that the Atlantic Merger will be treated as a reorganization described in Code
S 368(a).

          (f)  Delmarva Required Consents.  The material Delmarva
Required Consents shall have been obtained.

          (g) Affiliate Certificates. The Company shall have received Affiliate Agreements, duly executed by each "affiliate" of Delmarva, substantially in the form of Exhibit C, as provided in Section 7.8.

          Section 8.3 Conditions to Obligation of Delmarva to Effect the Delmarva Merger. The obligation of Delmarva to effect the Delmarva Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Delmarva in writing pursuant to
Section 9.5:

          (a) Performance of Obligations of Atlantic. Atlantic shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

          (b)  Representations and Warranties.  The
representations and warranties of Atlantic set forth in this Agreement qualified as to materiality shall be true in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing
Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (c) Closing Certificates. Delmarva shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Atlantic, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

          (d)  Atlantic Material Adverse Effect.  No Atlantic
Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance that is reasonably likely to have an Atlantic Material Adverse Effect.

          (e) Tax Opinion. Delmarva shall have received an opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., in form and substance satisfactory to Delmarva, dated the Closing Date, which opinion may be based on appropriate representations of Delmarva, Atlantic and the Company that are in form and substance reasonably satisfactory to such counsel, to the effect that the Delmarva Merger, taken together with the Atlantic Merger, will be treated as a nontaxable exchange described in Code S 351 .

          (f)  Atlantic Required Consents.  The material Atlantic
Required Consents shall have been obtained.

          (g) Affiliate Certificates. The Company shall have received Affiliate Agreements, duly executed by each "affiliate" of Share, substantially in the form of Exhibit C, as provided in
Section 7.7.

                                ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

          Section 9.1  Termination.  This Agreement may be
terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of Delmarva and Atlantic;

          (b) by Delmarva or Atlantic, by written notice to the other, if the Effective Time shall not have occurred on or before 18 months from signing; provided, however, that such date shall automatically be extended to 30 months from signing if, on 18 months from signing: (i) the condition set forth in Section 8.1(e) has not been satisfied or waived; (ii) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied; and (iii) any approvals required by Section 8.1(e) that have not yet been obtained are being pursued with diligence; provided further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

          (c) by Delmarva or Atlantic, by written notice to the other, if the Delmarva Shareholders' Approval shall not have been obtained at a duly held Delmarva Special Meeting, including any adjournments thereof, or the Atlantic Shareholders' Approval shall not have been obtained at a duly held Atlantic Special Meeting, including any adjournments thereof;

          (d) by Delmarva or Atlantic, if any state or federal law, order, rule or regulation is adopted or issued that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting either or both of the Mergers, or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting either or both of the Mergers and such order, judgment or decree shall have become final and nonappealable;

          (e) by Delmarva, upon five days' prior notice to Atlantic, if, as a result of an Acquisition Proposal by a party other than Atlantic or any of its affiliates, the Board of Directors of Delmarva determines in good faith on the basis of a written opinion of outside counsel that acceptance of such Acquisition Proposal is necessary for the Board of Directors to act consistent with its fiduciary duties under applicable law; provided, however, that (i) the Board of Directors of Delmarva shall have been advised by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions that may be offered by Atlantic in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Acquisition Proposal and (ii) prior to any such termination, Delmarva shall, and shall cause its respective financial and legal advisors to, negotiate with Atlantic to make such adjustments in the terms and conditions of this Agreement as would enable Delmarva to proceed with the transactions contemplated herein; provided further that Delmarva and Atlantic acknowledge and affirm that, notwithstanding anything in this
Section 9.1(e) to the contrary, Delmarva and Atlantic intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an Acquisition Proposal, it being acknowledged and agreed that any such proposal would interfere with the strategic advantages and benefits that Delmarva and Atlantic expect to derive from the Mergers and the other transactions contemplated hereby;

          (f) by Atlantic, upon five days' prior notice to Delmarva, if, as a result of an Acquisition Proposal by a party other than Delmarva or any of its affiliates, the Board of Directors of Atlantic determines in good faith on the basis of written advice of outside counsel that acceptance of such Acquisition Proposal is necessary for the Board of Directors to act consistent with its fiduciary duties under applicable law; provided, however, that (i) the Board of Directors of Atlantic shall have been advised by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions that may be offered by Delmarva in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Acquisition Proposal and (ii) prior to any such termination, Atlantic shall, and shall cause its respective financial and legal advisors to, negotiate with Delmarva to make such adjustments in the terms and conditions of this Agreement as would enable Atlantic to proceed with the transactions contemplated herein; provided further that Delmarva and Atlantic acknowledge and affirm that, notwithstanding anything in this
Section 9.1(f) to the contrary, Delmarva and Atlantic intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an Acquisition Proposal, it being acknowledged and agreed that any such proposal would interfere with the strategic advantages and benefits that Delmarva and Atlantic expect to derive from the Mergers and the other transactions contemplated hereby;

          (g) by Delmarva, by written notice to Atlantic, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Atlantic hereunder, and such breach shall not have been remedied within 20 days after receipt by Atlantic of notice in writing from Delmarva, specifying the nature of such breach and requesting that it be remedied, or (ii) the Board of Directors of Atlantic or any committee thereof (A) shall withdraw or modify in any manner adverse to Delmarva its approval or recommendation of this Agreement or the Atlantic Merger, (B) shall fail to reaffirm such approval or recommendation upon Delmarva's request,
(C) shall approve or recommend any Acquisition Proposal with respect to Atlantic by a party other than Delmarva or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C) above.

          (h) by Atlantic, by written notice to Delmarva, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Delmarva hereunder, and such breach shall not have been remedied within 20 days after receipt by Delmarva of notice in writing from Atlantic, specifying the nature of such breach and requesting that it be remedied, or (ii) the Board of Directors of Delmarva or any committee thereof (A) shall withdraw or modify in any manner adverse to Atlantic its approval or recommendation of this Agreement or the Delmarva Merger, (B) shall fail to reaffirm such approval or recommendation upon Atlantic's request, (C) shall approve or recommend any Acquisition Proposal with respect to Delmarva by a party other than Atlantic or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C) above.

          (i) by either Delmarva or Atlantic, by written notice to the other party, if (i) a third party acquires securities representing greater than 50% of the voting power of the outstanding voting securities of Atlantic or Delmarva, as the case may be, or (ii) individuals who as of the date hereof constitute the Board of Directors of Atlantic or Delmarva, as the case may be (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of such party was approved by a vote of a majority of the directors of such party then still in office who are either directors as of the date hereof or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Atlantic or Delmarva, as the case may be, then in office.

          Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Delmarva or Atlantic pursuant to Section 9.1, there shall be no liability hereunder on the part of either Delmarva or Atlantic or their respective officers or directors, except that (i) Section 7.17 (expenses),
Section 9.3 (termination fee) and the agreement contained in the second to the last sentence of Section 7.1 (confidentiality) shall survive any such termination and (ii) no such termination shall relieve any party from liability by reason of any willful breach of any agreement, representation, warranty or covenant contained in this Agreement.

          Section 9.3  Certain Damages, Payments and Expenses.

          (a) Damages Payable Upon Termination for Breach or Withdrawal of Approval. If this Agreement is terminated pursuant to Section 9.1(e) or (f) (fiduciary out), Section 9.1(g)(i) or
(ii) or Section 9.1(h)(i) or (ii) (breach or change of recommen-dation) or Section 9.1(i) (acquisition of voting power or change of board), then the breaching party or party whose board has exercised its fiduciary out or changed its recommendation or whose voting stock has been acquired or whose board has changed, as the case may be, shall promptly (but not later than five business days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages, an amount in cash equal to the of out-of-pocket expenses and fees incurred by the other party arising out of, in connection with or related to the Mergers and the other transactions contemplated by this Agreement not in excess of $10 million ("Out-of-Pocket Expenses"); provided, however, that if this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the nonbreaching party may pursue any remedies available to it at law or in equity and shall, in addition to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as such nonbreaching party may be entitled to receive at law or in equity.

          (b) Other Termination Payments. If (i) this Agreement is terminated pursuant to (A) Section 9.1(b) (expiration date),
(B) Section 9.1(e) or (f) (fiduciary out), (C) Section 9.1(c) (failure to obtain shareholder approval), (D) as a result of a breach of Section 7.4 (approval of shareholders) or (E) pursuant to Section 9.1(g)(i) or (ii) or 9.1(h)(i) or (ii) (breach or change of recommendation); and (ii) at the time of such termina-tion (or in the case of clause (i)(C) above, prior to the meeting of such party's shareholders) there shall have been an Acquisi-tion Proposal involving the Delmarva or Atlantic (as the case may be, the "Target Party") or any of its affiliates which, at the time of such termination (or such meeting, as the case may be) shall not have been (x) rejected by the Target Party and its Board of Directors and (y) withdrawn by the third party; and
(iii) within two and one-half years of any such termination described in clause (i) above, the Target Party or any of its affiliates becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer or enters into a written agreement to consummate or consummates an Acquisition Proposal with such offeror or an affiliate thereof, then such Target Party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Target Party becoming such a subsidiary or of such Acquisition Proposal, shall pay Atlantic or Delmarva, as the case may be, a termination fee equal to $30 million plus Out-of-Pocket Expenses. If this Agreement is terminated by Delmarva or Atlantic pursuant to Section 9.1(i) (third party acquisition of voting power or change of board), then Atlantic or Delmarva, as the case may be, shall pay the terminating party a termination fee equal to $30 million plus Out-of-Pocket Expenses.

          (c) Expenses. Delmarva and Atlantic agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fees due hereunder, such defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

          (d) Limitation of Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable by Delmarva and its affiliates pursuant to Sections 9.3(a) and 9.3(b) shall not exceed $40 million and the aggregate amount payable by Atlantic and its affiliates pursuant to Sections 9.3(a) and 9.3(b) shall not exceed $40 million.

          Section 9.4 Amendment. This Agreement may be amended by the parties hereto or thereto pursuant to action of the respective Boards of Directors of each of Delmarva and Atlantic, the Company and DS Sub at any time before or after approval hereof by the shareholders of Delmarva, Atlantic and prior to the Effective Time, but after such approvals no such amendment shall
(a) alter or change the amount or kind of shares, securities or cash to be received or exchanged for or on conversion of any class or series of capital stock of either Delmarva or Atlantic as provided in Article II, (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would adversely affect the rights of holders of any class or series of stock of Delmarva or Atlantic or (c) alter or change any term of the certificate of incorporation of the Company or Delmarva, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto or thereto.

          Section 9.5 Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of each party.

                                 ARTICLE X

                            GENERAL PROVISIONS

          Section 10.1 Nonsurvival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement shall not survive the Mergers, except the covenants and agreements contained in this Section 10.1 and in Article II (Treatment of Shares), the second to the last sentence of Section 7.1 (Confidentiality), Section 7.5 (Directors' and Officers' Indemnification), Section 7.9 (Employee Agreements and Workforce Matters), Section 7.10 (Employee Benefit Plans), Section 7.11 (Incentive, Stock and Other Plans), Section 7.13 (Company Board of Directors), Section 7.14 (Company Officers), Section 7.15 (Location of Corporate Offices and Operations; Company Name),
Section 7.17 (Expenses), Section 7.18 (Letter Stock Dividend Policy) and Section 10.7 (Parties in Interest), each of which shall survive in accordance with its terms.

          Section 10.2 Brokers. Delmarva represents and warrants that, except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Delmarva. Atlantic represents and warrants that, except for Morgan Stanley & Co. Incorporated, its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Atlantic.

          Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or
(d) five days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  If to Delmarva, to:

               Delmarva Power & Light Company
               800 King Street
               Wilmington, Delaware  19899
               Attention:  Barbara S. Graham

               with a copy to:

               LeBoeuf, Lamb, Greene & MacRae, L.L.P.
               125 West 55th Street
               New York, New York  10019
               Attention: Douglas W. Hawes, Esq.
                      Steven H. Davis, Esq.

               and a copy to:

               Potter Anderson & Corroon
               350 Delaware Trust Building
               P.O. Box 951
               Wilmington, Delaware  19899
               Attention: Robert K. Payson, Esq.
                      Michael B. Tumas, Esq.



          (ii) If to Atlantic, to:

               Atlantic Energy, Inc.
               6801 Black Horse Pike
               Pleasant ville, NY  08232
               Attention:  Michael J. Barron

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Attention: James M. Cotter
                      Vincent Pagano, Jr.


          Section 10.4 Entire Agreement; Assignment; Governing Law; Waiver of Jury Trial; Etc. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement. This Agreement shall not be assigned by operation of law or otherwise. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be fully performed in such state, without giving effect to its conflicts of laws statutes, rules or principles. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irre-vocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications of this
Section 10.4. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

          Section 10.5 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

          Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5 (Directors' and Officers' Indemnification), nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          IN WITNESS WHEREOF, Delmarva, Atlantic, the Company and DS Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.
                              DELMARVA POWER & LIGHT COMPANY

                              By
                                  Name:
                                  Title:


                              ATLANTIC ENERGY, INC.


                              By
                                  Name:
                                  Title:


                              DS, INC.


                              By
                                  Name:
                                  Title:

                              And By
                                  Name:
                                  Title:


                              DS SUB, INC.


                              By
                                  Name:
                                  Title:

                          INDEX OF DEFINED TERMS

TermPage

1935 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . 89
Affiliate Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . 84
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Atomic Energy Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Closing Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Common Shares Trust. . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Company Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . . . 75
consistent with past practice. . . . . . . . . . . . . . . . . . . . . . 65
Converted Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Delaware Commission. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
DS Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . 83
Dissenting Holder. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Delmarva . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Delmarva Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . 26
Delmarva Budget. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Delmarva Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .5
Delmarva Conversion Ratio. . . . . . . . . . . . . . . . . . . . . . . . .5
Delmarva Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . 83
Delmarva ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . 26
Delmarva Facilities. . . . . . . . . . . . . . . . . . . . . . . . . . . 39
Delmarva Financial Statements. . . . . . . . . . . . . . . . . . . . . . 18
Delmarva Material Adverse Effect . . . . . . . . . . . . . . . . . . . . 12
Delmarva Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Delmarva Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . .6
Delmarva Required Consents . . . . . . . . . . . . . . . . . . . . . . . 15
Delmarva Required Statutory Approvals. . . . . . . . . . . . . . . . . . 16
Delmarva SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Delmarva Shareholders' Approval. . . . . . . . . . . . . . . . . . . . . 37
Delmarva Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . 79
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Environmental Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Environmental Permits. . . . . . . . . . . . . . . . . . . . . . . . . . 33
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Excess Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
FERC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Final Order. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . 15
Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . 36
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . 80
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Joint Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . 20
Joint Proxy/Registration Statement . . . . . . . . . . . . . . . . . . . 76
joint venture. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Letter Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Maryland Commission. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
New Jersey Commission. . . . . . . . . . . . . . . . . . . . . . . . . . 44
NJBCA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
NRC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Out-of-Pocket Expenses . . . . . . . . . . . . . . . . . . . . . . . . .103
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Pennsylvania Commission. . . . . . . . . . . . . . . . . . . . . . . . . 17
Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Power Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . 20
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Representatives. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Atlantic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Atlantic Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . 53
Atlantic Budget. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Atlantic Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .5
Atlantic Conversion Ratio. . . . . . . . . . . . . . . . . . . . . . . . .5
Atlantic Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . 83
Atlantic ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . 52
Atlantic Facilities. . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Atlantic Financial Statements. . . . . . . . . . . . . . . . . . . . . . 45
Atlantic Material Adverse Effect . . . . . . . . . . . . . . . . . . . . 40
Atlantic Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Atlantic Required Consents . . . . . . . . . . . . . . . . . . . . . . . 42
Atlantic Required Statutory Approvals. . . . . . . . . . . . . . . . . . 43
Atlantic SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . 44
Atlantic Shareholders' Approval. . . . . . . . . . . . . . . . . . . . . 62
Atlantic Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . 79
Atlantic Utility . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
Stock Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Task Force . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Tax Ruling . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Virginia Commission. . . . . . . . . . . . . . . . . . . . . . . . . . . .4
VSCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4


226475
                                                                  Exhibit A

                                 FORM OF
              RESTATED CERTIFICATE OF INCORPORATION OF NEWCO
                 Pursuant to Sections 242 and 245 of the
             General Corporation Law of the State of Delaware


          NEWCO, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1.   The name of the corporation is NEWCO (the
"Corporation"). The Corporation was originally incorporated under the name ________________. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August __, 1996.

          2. This Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation and has been adopted and approved in accordance with Sections 242 and 245 of the General Corporation Laws of the State of Delaware.

          3. The text of the Certificate of Incorporation as heretofore amended is hereby amended and restated to read in its entirety as follows:


                                ARTICLE I.

                                   NAME

          The name of the Corporation is [Newco]

                                ARTICLE II.

                        REGISTERED OFFICE AND AGENT

          The address of the registered office of the Corporation is Booking Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent at such office is the Corporation itself.

                               ARTICLE III.

                                  PURPOSE

          The Corporation is organized for the purpose of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCLD").


                                ARTICLE IV
                               CAPITAL STOCK

          SECTION I. Authorization. The aggregate number of shares of stock which the Corporation shall have authority to issue is ___________________ (_______) shares, of which
_____________ (__________) shares shall be shares of a class of common stock designated as "Residual Common Stock," having a par value of $0.01 per share (the "Residual Common Stock"), _____________ (________) shares shall be shares of a class of common stock designated as "Class A Common Stock," having a par value of $0.01 per share (the "Class A Common Stock"), and __________________ (________) shares shall be shares of a class of preferred stock having a par value of $.01 per share (the "Preferred Stock") and issuable in one or more series as hereinafter provided. The Residual Common Stock and the Class A Common Stock shall hereinafter collectively be called "Common Stock" and either shall sometimes be called a class of Common Stock. Certain capitalized terms used in this Article IV shall have the meanings set forth in Section II.7 of this Article. For purposes of this Article IV, the Class A Common Stock, when issued, shall be considered issued in respect of the Atlantic Utility Group and the Residual Common Stock, when issued, shall be considered issued in respect of the Residual Group.

          SECTION II. Common Stock. The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section II.

          1. Dividends. Subject to any preferences and relative, participating, optional or special rights of any outstanding series of Preferred Stock and any qualifications or restrictions on the Common Stock or any class thereof created thereby, dividends may be declared and paid upon the Residual Common Stock and the Class A Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below in this subsection 1, as the Board of Directors may determine.

          1.1. Limitation on Dividends on Residual Common Stock. Dividends on Residual Common Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Residual Group Available Dividend Amount.

          1.2. Limitation on Dividends on Class A Common Stock. Dividends on Class A Common Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Atlantic Utility Group Available Dividend Amount.

          1.3. Discrimination in Dividends Between Classes of Common Stock. The Board of Directors, subject to the provisions of subsections 1.1 and 1.2, may at any time declare and pay dividends exclusively on Residual Common Stock, exclusively on Class A Common Stock or on both such classes in equal or unequal amounts, notwithstanding the relative amounts of the Residual Group Available Dividend Amount and the Atlantic Utility Group Available Dividend Amount, the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor.

          1.4. Share Distributions. Subject to subsections 1.1 and 1.2, as the case may be, and except as permitted by subsection 4.1, the Board of Directors may declare and pay dividends or distributions of shares of Common Stock (or
Convertible Securities convertible into or exchangeable or exercisable for shares of Common Stock) on shares of Common Stock or shares of Preferred Stock only as follows:

          (A) dividends or distributions of shares of Residual Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Residual Common Stock) on shares of Residual Common Stock or shares of Preferred Stock attributed to the Residual Group;

          (B) dividends or distributions of shares of Class A Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock) on shares of Class A Common Stock or shares of Preferred Stock attributed to the Atlantic Utility Group; and

          (C) dividends or distributions of shares of Class A Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock) on shares of Residual Common Stock or shares of Preferred Stock attributed to the Residual Group, but only if the sum of (1) the number of shares of Class A Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued) and (2) the number of shares of Class A Common Stock which are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed in accordance with this Article IV to the Residual Group is less than or equal to the Number of Shares Issuable with Respect to the Intergroup Interest.

For purposes of this subsection 1.4, any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for Residual Common Stock or Class A Common Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

          2. Voting Powers. Except as otherwise provided by law or by the terms of any outstanding series of Preferred Stock or any provision of the certificate of incorporation of the Corporation restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock of the Corporation, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall, by law or by the provisions of the certificate of incorporation or bylaws of the Corporation, be entitled to vote, and each class of Common Stock shall vote thereon together as though one class. On each matter to be voted on by the holders of all classes of Common Stock voting together as one class, (i) each outstanding share of Residual Common Stock shall have one vote and (ii) each outstanding share of Class A Common Stock shall have one vote.

          3. Liquidation Rights. In the event of the voluntary or involuntary dissolution of the Corporation or the liquidation and winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of Preferred Stock are entitled (regardless of the Group to which such shares of Preferred Stock were attributed in accordance with this Article
IV), unless otherwise provided in respect of a series of preferred stock by the resolution of the Board of Directors fixing the liquidation rights and preferences of such series of preferred stock, the holders of the outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation, regardless of the Group to which such assets are attributed in accordance with this Article IV, divided among the holders of Common Stock in accordance with the per share "Liquidation Units" attributable to each class of Common Stock. Each share of Residual Common Stock is hereby attributed one "Liquidation Unit" and each share of Class A Common Stock is hereby attributed one "Liquidation Unit," in the case of each such class of Common Stock subject to adjustment as determined by the Board of Directors to be appropriate to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class of Common Stock or any dividend or other distribution of shares of such class of Common Stock to holders of shares of such class of Common Stock. Neither the merger nor consolidation of the Corporation into or with any other company, nor the merger or consolidation of any other company into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed a liquidation or winding up of the Corporation, or cause the dissolution of the Corporation, for purposes of this subsection 3.

          4.  Conversion or Redemption of Common Stock.  The
Class A Common Stock is subject to conversion or redemption upon the terms provided below in this subsection 4.

             4.1.   Conversion or Redemption of Class A Common Stock.

          (A)  In the event of the Disposition, in one
transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets attributed to the Atlantic Utility Group to one or more persons or entities (other than (1) the Disposition by the Corporation of its properties and assets in one transaction or a series of related transactions in connection with the dissolution or the liquidation and winding up of the Corporation and the distribution of assets to stockholders as referred to in subsection 3, (2) the Disposition of the properties and assets of the Atlantic Utility Group to all holders of shares of Class A Common Stock and to the Corporation or subsidiaries thereof, divided among such holders and the Corporation or subsidiaries thereof on a pro rata basis in accordance with the number of shares of Class A Common Stock outstanding and the Number of Shares Issuable with Respect to the Intergroup Interest, (3) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (4) pursuant to a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day after the date of consummation of such Disposition (the "Atlantic Utility Group Disposition Date"), pay a dividend on the Class A Common Stock or redeem some or all of the Class A Common Stock or convert Class A Common Stock into Residual Common Stock (or another class or series of common stock of the Corporation), all as provided by the following subparagraphs (1) and (2) of this paragraph (A) and, to the extent applicable, by subsection 4.3, as the Board of Directors shall have selected among such alternatives:

          (1) provided that there are funds of the Corporation legally available therefor:

               (a) pay to the holders of the shares of Class A Common Stock a dividend, as the Board of Directors shall have declared subject to compliance with subsection 1, in cash and/or in securities (other than a dividend of Common Stock) or other property having a Fair Value as of the Atlantic Utility Group Disposition Date in the aggregate equal to the product of the Outstanding Atlantic Utility Fraction as of the record date for determining holders entitled to receive such dividend multiplied by the Fair Value of the Net Proceeds of such Disposition; or

               (b) (i) subject to the last sentence of this paragraph (A), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the Atlantic Utility Group, redeem as of the Redemption Date provided by paragraph (C) of subsection 4.3, all outstanding shares of Class A Common Stock in exchange for cash and/or for securities (other than Common Stock) or other property having a Fair Value as of the Atlantic Utility Group Disposition Date in the aggregate equal to the product of the Outstanding Atlantic Utility Fraction as of such Redemption Date multiplied by the Fair Value of the Net Proceeds of such Disposition; or

               (ii)  subject to the last sentence of this
          paragraph (A), if such Disposition involves substantially all (but not all) of the properties and assets attributed to the Atlantic Utility Group, redeem as of the Redemption Date provided by paragraph (D) of subsection 4.3 such number of whole shares of Class A Common Stock (which may be all of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the sixteenth Trading Day immediately succeeding the Atlantic Utility Group Disposition Date closest to the product of the Outstanding Atlantic Utility Fraction as of the date such shares are selected for redemption multiplied by the Fair Value as of the Atlantic Utility Group Disposition Date of the Net Proceeds of such Disposition (but in no event more than all the shares of Class A Common Stock then outstanding), in consideration for cash and/or securities (other than Common Stock) or other property having a Fair Value in the aggregate equal to such product; or

          (2) declare that each outstanding share of Class A Common Stock shall be converted as of the Conversion Date provided by paragraph (E) of subsection 4.3 into a number of fully paid and nonassessable shares of Residual Common Stock (or, if the Residual Common Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preced-ing the date of the notice of such conversion required by paragraph (E) of subsection 4.3) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of Class A Common Stock over the period of ten consecutive Trading Days beginning on the sixteenth Trading Day following the Atlantic Utility Group Disposition Date to the average Market Value of one share of Residual Common Stock (or such other class or series of common stock) over the same ten Trading Day period.

          Notwithstanding the foregoing provisions of this paragraph (A), the Corporation shall redeem Class A Common Stock as provided by subparagraph (1)(b)(i) or (1)(b)(ii) of this paragraph (A) only if the amount to be paid in redemption of such stock is less than or equal to the sum of (i) the Atlantic Utility Group Available Dividend Amount as of the Redemption Date and (ii) the amount determined to be capital in respect of the shares to be redeemed in accordance with applicable corporation law as of the Redemption Date.

          (B)  For purposes of this subsection 4.1:

          (1) as of any date, "substantially all of the properties and assets" attributed to the Atlantic Utility Group shall mean a portion of such properties and assets (x) that represents at least 80% of the Fair Value of the properties and assets attributed to the Atlantic Utility Group as of such date, or (y) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets of the Atlantic Utility Group as of such date;

          (2) in the case of a Disposition of the properties and assets attributed to the Atlantic Utility Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

          (3) the Board of Directors may pay any dividend or redemption price referred to in paragraph (A) of this subsection 4.1 in cash, securities (other than Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

          (C) After the payment of the dividend or the redemption price with respect to the Class A Common Stock provided for by subparagraph (1) of paragraph (A) of this subsection 4.1, the Board of Directors may declare that each share of Class A Common Stock remaining outstanding shall be converted, but only as of a Conversion Date (determined as provided by paragraph (E) of subsection 4.3) prior to the first anniversary of the payment of such dividend or redemption price, into a number of fully paid and nonassessable shares of Residual Common Stock (or, if the Residual Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by paragraph (E) of subsection 4.3) equal to 110% of the Market Value Ratio of the Class A Common Stock to the Residual Common Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by paragraph (E) of subsection 4.3.

          (D) The Board of Directors may declare that each outstanding share of Class A Common Stock shall be converted, as of the Conversion Date provided by paragraph (E) of subsection 4.3, into the number of fully paid and nonassessable shares of Residual Common Stock (or, if the Residual Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by paragraph (E) of subsection 4.3) equal to the applicable percentage, on the Conversion Date, set forth below of the Market Value Ratio of the Class A Common Stock to the Residual Common Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by paragraph (E) of subsection 4.3:

                12 Month Period Prior to
               the Applicable Anniversary
Percentage of
                 of the Effective Date                 Market
Value Ratio

                    First                              125%
                    Second                        120%
                    Third                              115%
                    Fourth and Thereafter                   110%

          (E) If the Corporation consummates (i) a tender offer made by the Corporation for all of the outstanding shares of Class A Common Stock at an all cash price of at least 110% of the Time-Weighted Market Price of a share of Class A Common Stock as of the Trading Day immediately preceding the date of such offer or (ii) an exchange offer by the Corporation to exchange each outstanding share of Class A Common Stock into a number of shares of Residual Common Stock (or, if the Residual Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of such offer) equal to at least 110% of the Market Value Ratio of the Class A Common Stock to the Residual Common Stock as of the Trading Day immediately preceding the date of such offer, which, in either case, is accepted by the holders of greater than 50% of the outstanding shares of Class A Common Stock, then the Board of Directors may either (x) provided that there are funds of the Corporation legally available therefor, redeem as of the Redemption Date provided by paragraph (F) of subsection 4.3 each share of Class A Common Stock remaining outstanding in exchange for cash in an amount equal to the highest cash price paid per share by the Corporation pursuant to such tender offer or to the product of the highest number of shares of Residual Common Stock (or such other class or series of common stock of the Corporation) per share issued in exchange for any share of Class A Common Stock pursuant to such exchange offer and the Time-Weighted Market Price of a share of Residual Common Stock (or such other class or series of common stock of the Corporation) as of the Trading Day immediately preceding the date of such exchange offer, as the case may be, or (y) declare that each share of Class A Common Stock remaining outstanding shall be converted as of the Conversion Date provided by paragraph (E) of subsection 4.3 into a number of fully paid and nonassessable shares of Residual Common Stock (or, if the Residual Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by paragraph (E) of subsection 4.3) equal to the quotient of the highest cash price paid per share by the Corporation pursuant to such tender offer and the Time-Weighted Market Price of a share of Residual Common Stock (or such other class or series of common stock of the Corporation) as of the Trading Day immediately preceding the date of the notice of such conversion required by paragraph (E) of subsection 4.3 or to the highest number of shares of Residual Common Stock (or such other class or series of common stock of the Corporation) per share issued in exchange for any share of Class A Common Stock pursuant to such exchange offer, as the case may be.

          (F) If any person (including the Corporation) makes a tender offer to purchase shares of Residual Common Stock (or, if the Residual Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of such offer) for cash, property or other securities or if the Corporation makes a public announcement of a pending merger involving the Corporation in which shares of Residual Common Stock (or, if the Residual Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of such announcement) will be converted into cash, property or other securities, the holders of shares of Class A Common Stock will be entitled to convert each and any such share of Class A Common Stock into the number of fully paid and nonassessable shares of Residual Common Stock (or such other class or series of common stock, as the case may be) equal to 100% of the Market Value Ratio of the Class A Common Stock to the Residual Common Stock as of the Trading Day immediately preceding the date of such tender offer or announcement, as the case may be; provided, that (x) any election by such holder to make such conversion may be fully revoked by such holder with respect to any such share of Class A Common Stock by giving written notice to the Corporation prior to the consummation of such tender offer or merger, as the case may be, and (y) such conversion will only be effective (i) in the case of a tender offer, only with respect to such shares of Residual Common Stock (or such other class or series of common stock of the Corporation) issuable upon such conversion which are actually accepted for purchase pursuant to such tender offer and (ii) in the case of a pending merger, if such merger is actually consummated.
          (G) If any person (including the Corporation) consummates a tender offer for all of the outstanding shares of Residual Common Stock (or, if the Residual Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of such offer) at an all cash price which is accepted by the holders of greater than 50% of the outstanding shares of Residual Common Stock (or such other class or series of common stock of the Corporation), then the Board of Directors may either (x) redeem as of the Redemption Date provided by paragraph
(F) of subsection 4.3 each share of Class A Common Stock outstanding in exchange for cash in an amount equal to the product of the highest cash price paid per share by such person pursuant to such tender offer and the Market Value Ratio of the Class A Common Stock to the Residual Common Stock as of the fifth Trading Day prior to the date of such tender offer or (y) declare that each share of Class A Common Stock outstanding shall be converted as of the Conversion Date provided by paragraph (E) of subsection 4.3 into a number of fully paid and nonassessable shares of Residual Common Stock (or, if the Residual Common Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Class A Common Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by paragraph (E) of subsection 4.3) equal to the quotient of the highest cash price paid per share by such person pursuant to such tender offer and the Time-Weighted Market Price of a share of Residual Common Stock (or such other class or series of common stock of the Corporation) as of the Trading Day immediately preceding the date of the notice of such conversion required by paragraph (E) of subsection 4.3.

          4.2. Treatment of Convertible Securities. After any Conversion Date or Redemption Date on which all outstanding shares of Class A Common Stock were converted or redeemed, any share of Class A Common Stock that is to be issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

          (A) in the event the shares of Class A Common Stock outstanding on such Conversion Date were converted into shares of Residual Common Stock (or another class or series of common stock of the Corporation) pursuant to subparagraph (A)(2) or paragraph
(C), (D), (E), (F) or (G) of subsection 4.1, be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that the number of shares of Class A Common Stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date; or

          (B) in the event the shares of Class A Common Stock outstanding on such Redemption Date were redeemed pursuant to subparagraph (A)(1)(b) of subsection 4.1, be redeemed, to the extent of funds of the Corporation legally available therefor, for $.01 per share in cash for each share of Class A Common Stock that otherwise would be issued upon such conversion, exchange or exercise.

          The provisions of the immediately preceding sentence shall not apply to the extent that other adjustments in respect of such conversion, exchange or redemption of Class A Common Stock are otherwise made pursuant to the provisions of such Convertible Securities.

          4.3.  Notice and Other Provisions.

          (A) Not later than the tenth Trading Day following the consummation of a Disposition referred to in paragraph (A) of subsection 4.1, the Corporation shall announce publicly by press release (1) the Net Proceeds of such Disposition, (2) the number of shares outstanding of the Class A Common Stock, (3) the number of shares of Class A Common Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (4) the Outstanding Atlantic Utility Fraction on the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in paragraph (A) of subsection 4.1 it has irrevocably determined to take in respect of such Disposition.

          (B) If the Corporation determines to pay a dividend on shares of Class A Common Stock pursuant to subparagraph (A)(1)(a) of subsection 4.1, the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (2) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the type of property to be paid as such dividend in respect of the outstanding shares of Class A Common Stock, (4) the Net Proceeds of such Disposition,
(5) the Outstanding Atlantic Utility Fraction on the date of such notice, (6) the number of outstanding shares of Class A Common Stock and the number of shares of Class A Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

          (C) If the Corporation determines to redeem Class A Common Stock pursuant to subparagraph (A)(1)(b)(i) of subsection 4.1, the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of Class A Common Stock, and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of Class A Common Stock outstanding on the Redemption Date shall be redeemed, (2) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding Atlantic Utility Fraction on the date of such notice,
(6) the place or places where certificates for shares of Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash and/or securities or other property, (7) the number of outstanding shares of Class A Common Stock and the number of shares of Class A Common Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (9) a statement to the effect that, except as otherwise provided by paragraph (I) of this subsection 4.3, dividends on such shares of Class A Common Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

          (D) If the Corporation determines to redeem Class A Common Stock pursuant to subparagraph (A)(1)(b)(ii) of subsection 4.1, the Corporation shall, not later than the 30th Trading Day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of the Disposition in respect of which such redemption is to be made on which shares of Class A Common Stock shall be selected for redemption, (2) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding Atlantic Utility Fraction, (6) the number of shares of Class A Common Stock outstanding and the number of shares of Class A Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement that the Corporation will not be required to register a transfer of any shares of Class A Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence. Promptly following the date referred to in clause
(1) of the preceding sentence, but not earlier than 40 Trading Days nor later than 50 Trading Days following the consummation of such Disposition, the Corporation shall cause a notice to be given to each holder of record of shares of Class A Common Stock to be redeemed setting forth (1) the number of shares of Class A Common Stock held by such holder to be redeemed, (2) a statement that Class A Common Stock shall be redeemed, (3) the Redemption Date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of Class A Common Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date and (7) a statement to the effect that, subject to paragraph (I) of this subsection 4.3, dividends on such shares of Class A Common Stock shall cease to be paid as of the Redemption Date. Such notices shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

          (E) If the Corporation determines to convert the Class A Common Stock into Residual Common Stock (or another class or series of common stock of the Corporation) pursuant to subparagraph (A)(2) or paragraph (C), (D), (E) or (G) of subsection 4.1, the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of Class A Common Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 85 Trading Days following the consummation of such Disposition and, in the case of a conversion after a tender or exchange offer pursuant to paragraph (E) or (G) of subsection 4.1, shall not be less than 35 or more than 85 Trading Days following the consummation of such offer), (3) the per share number of shares of Class A Common Stock or another class or series of common stock of the Corporation, as the case may be, to be received with respect to each share of Class A Common Stock, including details as to the calculation thereof,
(4) the place or places where certificates for shares of Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of Class A Common Stock, (5) the number of outstanding shares of Class A Common Stock and the number of shares of Class A Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, subject to paragraph (I) of this subsection 4.3, dividends on such shares of Class A Common Stock shall cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

          (F) If the Corporation determines to redeem Class A Common Stock pursuant to subparagraph (E) or (G) of subsection 4.1, the Corporation shall, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of Class A Common Stock, and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of Class A Common Stock outstanding on the Redemption Date shall be redeemed, (2) the Redemption Date (which shall not be less than 35 or more than 85 Trading Days following the consummation of the applicable tender or exchange offer), (3) the redemption price for the shares, (4) the place or places where certificates for shares of Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash, (5) the number of outstanding shares of Class A Common Stock and the number of shares of Class A Common Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this subsection 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (7) a statement to the effect that, except as otherwise provided by paragraph (I) of this subsection 4.3, dividends on such shares of Class A Common Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation.

          (G) If less than all of the outstanding shares of Class A Common Stock are to be redeemed pursuant to subparagraph
(A)(1) of subsection 4.1, the shares to be redeemed by the Corporation shall be selected from among the holders of shares of Class A Common Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

          (H) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of Class A Common Stock upon any conversion, redemption, dividend or other distribution pursuant to this subsection 4. If more than one share of Class A Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of Class A Common Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof on the fifth Trading Day prior to the date such payment is to be made (without interest).

          (I) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Class A Common Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of Class A Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of Class A Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

          (J) Before any holder of Class A Common Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to Class A Common Stock pursuant to this subsection 4, such holder shall surrender at such place as the Corporation shall specify certificates for Class A Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing shares of Class A Common Stock deliver to the person for whose account such shares were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by paragraph (H) of this subsection 4.3, in each case without interest. If less than all of the shares of Class A Common Stock represented by any one certificate are to be redeemed or converted, the Corporation shall issue and deliver a new certificate for the shares of Class A Common Stock not redeemed.

          (K) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of Class A Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares as required by paragraph
(J) of this subsection 4.3, to receive the cash and/or the certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by paragraph (H) of this subsection 4.3 and rights to dividends as provided in paragraph (I) of this subsection 4.3, in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date represented shares of Class A Common Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which Class A Common Stock was converted until the surrender as required by this subsection 4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date, the Corporation shall, however, be entitled to treat the certificates for Class A Common Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of Class A Common Stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

          (L) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of Class A Common Stock pursuant to this subsection 4.
The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of Class A Common Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

          (M) Neither the failure to mail any notice required by this subsection 4.3 to any particular holder of Class A Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Class A Common Stock or of Convertible Securities or the validity of any such conversion or redemption.

          (N) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this subsection 4 as the Board of Directors shall determine to be appropriate.

          5. Mergers and Consolidations. In the event of a merger or consolidation to which the Corporation is a party and pursuant to which the holders of common stock of the Corporation are entitled to receive consideration or shares of common stock are converted into securities or other consideration, the holders of the outstanding shares of each class or series of common stock of the Corporation would be entitled to receive, or have their shares converted into, a fraction of the consideration attributable to the common stock of the Corporation pursuant to the terms of any such merger or consolidation, where such fraction is equal to the quotient of (A) the sum of (1) four times the average ratio of x to y for the five-Trading Day period ending on the Trading Day prior to the date of the first public announcement of such merger or consolidation, (2) three times the average ratio of x to y for the next preceding five-Trading Day period, (3) two times the average ratio of x to y for the next preceding five-Trading Day period and (4) the average ratio of x to y for the next preceding five-Trading Day period, divided by
(B) ten, where x is the Market Capitalization of such class or series of common stock, and y is the aggregate Market Capitalization of all classes and series of common stock of the Corporation.

          6. Board Determinations Binding. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of
Article IV, and any determinations with respect to any Group or the rights of the holders of any class of Common Stock made pursuant to or in furtherance of this Article IV, shall be final and binding on all stockholders.

          7. Certain Definitions. As used in this Article IV, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Article IV, references to the "Board of Directors" shall refer to the Board of Directors of the Corporation. As used in this subsection 7, a "contribution" or "transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

          7.1. Company Net Income (Loss) Attributable to the Residual Group, for any period through any date, shall mean (i) the net income or loss of the Residual Group for such period (or in respect of fiscal periods of the Corporation commencing prior to the Effective Date, the pro forma net income or loss of the Residual Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Residual Group on a basis substantially consistent with attributions of income and expense made in the calculation of Company Net Income (Loss) Attributable to the Atlantic Utility Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, reduced by (ii) the amount of amortization of goodwill arising from the Merger with respect to the Atlantic Utility Group (such amount calculated for fiscal periods of the Corporation commencing prior to the Effective Date on a pro forma basis as if the Effective Date had been the first day of the relevant period), determined in accordance with generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Company Net Income (Loss) Attributable to the Atlantic Utility Group (excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Residual Group for such period by virtue of the Intergroup Interest) and increased by
(iii) the amount described in clause (iii) of the definition of Company Net Income (Loss) Attributable to the Atlantic Utility Group.

          7.2. Company Net Income (Loss) Attributable to the Atlantic Utility Group, for any period through any date, shall mean (i) the net income or loss of the Atlantic Utility Group for such period (or in respect of the fiscal periods of the Corporation commencing prior to the Effective Date, the pro forma net income or loss of the Atlantic Utility Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Atlantic Utility Group on a basis substantially consistent with attributions of income and expense made in the calculation of Company Net Income (Loss) Attributable to the Residual Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, increased by (ii) the amount of amortization of goodwill arising from the Merger with respect to the Atlantic Utility Group (such amount calculated for fiscal periods of the Corporation commencing prior to the Effective Date on a pro forma basis as if the Effective Date had been the first day of the relevant period), determined in accordance with generally accepted accounting principles in effect at such time applied on a basis substantially consistent with that applied in determining Company Net Income (Loss) Attributable to the Atlantic Utility Group and reduced by (iii) an amount equal to $40 million per fiscal year.

          7.3. Conversion Date shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of Class A Common Stock into shares of Residual Common Stock (or another class or series of common stock of the Corporation) as shall be set forth in the notice to holders of shares of Class A Common Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class A Common Stock required pursuant to paragraph (E) of subsection 4.3.

          7.4. Convertible Securities at any time shall mean any securities of the Corporation or of any subsidiary thereof (other than shares of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

          7.5. Disposition shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

          7.6. Effective Date shall mean the date on which this Restated Certificate of Incorporation shall become effective.

          7.7. Fair Value shall mean, in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been Publicly Traded for at least such period, shall mean the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is, as determined in the good faith judgment of the Board of Directors, available to make such determination, in good faith by the Board of Directors; provided, however, that in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

          7.8.  Group shall mean, as of any date, the Residual
Group or the Atlantic Utility Group, as the case may be.

          7.9. Intergroup Interest Fraction as of any date shall mean a fraction the numerator of which shall be the Number of Shares Issuable with Respect to the Intergroup Interest on such date and the denominator of which shall be the sum of (A) such Number of Shares Issuable with Respect to the Intergroup Interest and (B) the aggregate number of shares of Class A Common Stock outstanding on such date. A statement setting forth the Intergroup Interest Fraction as of the record date for any dividend or distribution on any class of Common Stock, as of the effective date of any conversion, exchange or exercise of Convertible Securities into or for shares of Class A Common Stock and as of the end of each fiscal quarter of the Corporation shall be filed by the Secretary of the Corporation in the records of the Board of Directors of the Corporation not later than ten days after such date.

          7.10. Market Capitalization of any class or series of common stock on any date shall mean the product of (i) the Market Value of one share of such class or series of common stock on such date and (ii) the number of shares of such class or series of common stock outstanding on such date.

          7.11. Market Value of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the NASDAQ National Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the market value of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or
(B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

          7.12. Market Value Ratio of the Class A Common Stock to the Residual Common Stock as of any date shall mean the fraction (which may be greater than 1/1), expressed as a decimal (rounded to the nearest five decimal places), of a share of Residual Common Stock (or another class or series of common stock of the Corporation, if so provided by subsection 4.1 because Residual Common Stock is not then Publicly Traded) to be issued in respect of a share of Class A Common Stock upon a conversion of Class A Common Stock into Residual Common Stock (or another class or series of common stock of the Corporation) in accordance with subsection 4.1, based on the ratio of the market value of a share of Class A Common Stock to the market value of a share of Residual Common Stock (or such other common stock) as of such date, determined by the fraction the numerator of which shall be the sum of (A) four times the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on such date, (B) three times the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on the fifth Trading Day prior to such date, (C) two times the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on the tenth Trading Day prior to such date and (D) the average Market Value of one share of Class A Common Stock over the period of five consecutive Trading Days ending on the fifteenth Trading Day prior to such date and the denominator of which shall be the sum of (A) four times the average Market Value of one share of Residual Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on such date, (B) three times the average Market Value of one share of Residual Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on the fifth Trading Day prior to such date, (C) two times the average Market Value of one share of Residual Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on the tenth Trading Day prior to such date and (D) the average Market Value of one share of Residual Common Stock (or such other common stock) over the period of five consecutive Trading Days ending on the fifteenth Trading Day prior to such date.

          7.13. Net Proceeds shall mean, as of any date with respect to any Disposition of any of the properties and assets attributed to the Atlantic Utility Group an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (A) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the Residual Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to subparagraph (A)(1)(a) or (b) of subsection 4.1, (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, (C) any liabilities (contingent or otherwise) of or attributed to the Atlantic Utility Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to the Atlantic Utility Group and (D) a capitalized amount (as determined by the Board of Directors) of the notional obligation of the Atlantic Utility Group to the Residual Group described in clause (iii) of the definition of Company Net Income
(Loss) Attributable to the Atlantic Utility Group. For purposes of this definition, any properties and assets attributed to the Atlantic Utility Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs, liabilities (contingent or otherwise) and capitalized amount as the Board of Directors determines can be expected to be supported by such properties and assets.

          7.14.  Number of Shares Issuable with Respect to the
Intergroup Interest shall as of the Effective Date be __________; provided, however, that such number shall from time to time thereafter be:

          (A) adjusted as determined by the Board of Directors to be appropriate to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the Class A Common Stock or any dividend or other distribution of shares of Class A Common Stock to holders of shares of Class A Common Stock or any reclassification of Class A Common Stock;

          (B) decreased (but to not less than zero) by action of the Board of Directors by (1) the number of shares of Class A Common Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included (as determined by the Board of Directors pursuant to paragraph (C) of this subsection 7.14) in the Number of Shares Issuable with Respect to the Intergroup Interest, (2) the number of shares of Class A Common Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Shares Issuable with Respect to the Intergroup Interest, (3) the number of shares of Class A Common Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Residual Common Stock, (4) the number of shares of Class A Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Residual Common Stock, or (5) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the Atlantic Utility Group to the Residual Group in consideration for a reduction in the Number of Shares Issuable with Respect to the Intergroup Interest divided by (b) the Market Value of one share of Class A Common Stock as of the date of such transfer; and

          (C) increased by (1) the number of outstanding shares of Class A Common Stock repurchased by the Corporation for consideration that is attributed as provided by subsection 7.19 to the Residual Group and (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the Fair Value of properties or assets (including cash) theretofore attributed as provided by subsection 7.19 to the Residual Group that are contributed to the Atlantic Utility Group in consideration of an increase in the Number of Shares Issuable with Respect to the Intergroup Interest, divided by (b) the Market Value of one share of Class A Common Stock as of the date of such contribution and (3) the number of shares of Class A Common Stock into or for which Convertible Securities are deemed converted, exchanged or exercised pursuant to the penultimate sentence of the definition of "Residual Group" in subsection 7.19.

          7.15. Outstanding Atlantic Utility Fraction, as of any date, means the fraction (which may simplify to 1/1) the numerator of which shall be the number of shares of Class A Common Stock outstanding on such date and the denominator of which shall be the sum of the number of shares of Class A Common Stock outstanding on such date and the Number of Shares Issuable with Respect to the Intergroup Interest on such date. A statement setting forth the Outstanding Atlantic Utility Fraction as of the record date for the payment of any dividend or distribution on any class of Common Stock and as of the end of each fiscal quarter of the Corporation shall be filed by the Secretary of the Corporation in the records of the actions of the Board of Directors not later than ten days after such date.

          7.16. Publicly Traded with respect to any security shall mean (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or quoted in the National Association of Securities Dealers Automation Quotation System (or any successor system).

          7.17. Redemption Date shall mean the date fixed by the Board of Directors as the effective date for a redemption of shares of Class A Common Stock, as set forth in a notice to holders thereof required pursuant to paragraph (C), (D) or (F) of subsection 4.3.

          7.18. Related Business Transaction means any Disposition of all or substantially all the properties and assets attributed to the Atlantic Utility Group in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of (1) any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Atlantic Utility Group prior to such Disposition, as determined by the Board of Directors.

          7.19. Residual Group shall mean, as of any date from and as of the Effective Date:

          (A) the interest of the Corporation or any of its subsidiaries on such date in all of the assets, liabilities and businesses of the Corporation or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed in accordance with this Article IV to the Atlantic Utility Group;

          (B) a proportionate undivided interest in each and every business, asset and liability attributed to the Atlantic
Utility Group equal to the Intergroup Interest Fraction as of such date;

          (C) all properties and assets transferred to the Residual Group from the Atlantic Utility Group (other than pursuant to paragraph (D) of this subsection 7.19) after the Effective Date pursuant to transactions in the ordinary course of business of both the Residual Group and the Atlantic Utility Group or otherwise as the Board of Directors may have directed as permitted by this Article IV;

          (D) all properties and assets transferred to the Residual Group from the Atlantic Utility Group in connection with a reduction of the Number of Shares Issuable with Respect to the Intergroup Interest;

          (E) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside the ordinary course of business and attributed to the Residual Group, as determined by the Board of Directors as contemplated by Section 6; and

          (F) from and after the payment date of any dividend or other distribution with respect to shares of Class A Common Stock (other than a dividend or other distribution payable in shares of Class A Common Stock, with respect to which adjustment shall be made as provided in paragraph (A) of subsection 7.14, or in securities of the Corporation attributed to the Atlantic Utility Group, for which provision shall be made as set forth in the third to last sentence of this definition), an amount of assets or properties previously attributed to the Atlantic Utility Group of the same kind as were paid in such dividend or other distribution with respect to shares of Class A Common Stock as have a Fair Value on the record date for such dividend or distribution equal to the product of (1) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of Class A Common Stock declared multiplied by
(2) a fraction the numerator of which is equal to the Intergroup Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding Atlantic Utility Fraction in effect on the record date for such dividend or distribution;

provided that from and after any transfer of any assets or properties from the Residual Group to the Atlantic Utility Group, the Residual Group shall no longer include such assets or properties so transferred (other than as reflected in respect of such a transfer by the Intergroup Interest Fraction, as provided by paragraph (B) of this subsection 7.19).

          If the Corporation shall pay a dividend or make some other distribution with respect to shares of Class A Common Stock payable in securities of the Corporation that are attributed to the Atlantic Utility Group for purposes of this Article IV (other than Class A Common Stock), the Residual Group shall be deemed to hold an interest in the Atlantic Utility Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of Class A Common Stock multiplied by the fraction specified in clause (2) of paragraph (F) of this subsection 7.19 (determined as of the record date for such distribution) and, to the extent interest is or dividends are paid on the securities so distributed, the Residual Group shall include, and there shall be transferred thereto out of the Atlantic Utility Group, a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by the Residual Group if such securities were outstanding. The Corporation may also, to the extent the securities so paid as a dividend or other distribution to the holders of Class A Common Stock are Convertible Securities and at the time are convertible into or exchangeable or exercisable for shares of Class A Common Stock, treat such Convertible Securities as are so deemed to be held by the Residual Group to be deemed to be converted, exchanged or exercised, and shall do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the Residual Group shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and the Atlantic Utility Group shall be attributed such properties or assets)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by the Residual Group were so considered converted, exchanged or exercised shall be deemed held by the Residual Group (as provided in clause (3) of paragraph (C) of subsection 7.14) and such Convertible Securities shall no longer be deemed to be held by the Residual Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities so deemed to be held by the Residual Group and the properties or assets, if any, to be attributed to the Atlantic Utility Group in consideration of such conversion, exchange or exercise (if any) shall be filed in the records of the actions of the Board of Directors and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

          7.20. Residual Group Available Dividend Amount, on any date, shall mean either

          (i) (x) the amount equal to the fair market value of the total assets attributed to the Residual Group less the total amount of the liabilities attributed to the Residual Group (provided that preferred stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with that applied in determining Company Net Income (Loss) Attributable to the Residual Group, minus
 (y) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Residual Common Stock and shares of each class or series of Preferred Stock attributed to the Residual Group, minus (z) the amount, as of such date, of amortization of goodwill during the period from the Effective Date through such date arising from the Merger with respect to the Atlantic Utility Group (determined as set forth in clause
 (ii) of the definition of Company Net Income (Loss) Attributable to the Residual Group and, as in such clause
 (ii), excluding the portion thereof, if any, already applied to reduce net income or increase net loss of the Residual Group for such period by virtue of its Intergroup Interest), or

          (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Company Net Income (Loss) Attributable to the Residual
 Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this subsection 7.20, at any time when there are not outstanding both (i) one or more shares of Residual Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Residual Common Stock and (ii) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Residual Common Stock or the Class A Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

          7.21. Atlantic Utility Group shall mean, as of any date from and after the Effective Date:

          (A) the interest of the Corporation on such date in Atlantic City Electric Company, a New Jersey corporation (the "Atlantic Utility Group Company"), and any successor companies, and solely those lines of business in which the Atlantic Utility Group Company was engaged as of August 9, 1996, and the assets and liabilities attributable to those lines of business, and which meet all of the criteria listed in clause (i) below, as of August 9, 1996, specifically excluding those businesses, lines of business, and products and services listed in clause (ii) below, and specifically including those businesses, lines of business and products and services listed in clause (iii) below:

          (i) only those businesses meeting all of the following criteria as of August 9, 1996 shall be included in the Atlantic Utility Group: (a) price regulated by the New Jersey Board of Public Utilities, including, without limitation, off-tariff agreements; (b) directly related to the supply of electricity (generation and purchase of electricity) or the delivery of electricity (transmission and distribution of electricity); and (c) a line of business for which Atlantic Utility Group Company has a franchise;

          (ii) specifically excluded from the Atlantic Utility Group are the following businesses, lines of business and products and services, which list is not intended to be inclusive: (a) Appliance Shield program, (b) lighting upgrade programs, (c) water heater service business, (d) thermostat sales, (e) telecommunications business and investments, (f) energy services and consulting, (g) utility services and consulting (e.g. plant services and electrical equipment O&M services), (h) Atlantic Energy International, and (i) Atlantic Energy Enterprises and its subsidiaries;

          (iii) specifically included in the Atlantic Utility
 Group is the Deepwater Operating Company.

          (B) all assets and liabilities of the Corporation and its subsidiaries (other than capital stock of a subsidiary) and liabilities relating to the notional obligation of the Atlantic Utility Group to the Residual Group described in clause (iii) of the definition of Company Net Income (Loss) Attributable to the Atlantic Utility Group on such date attributed by the Board of Directors to any of the Atlantic Utility Group Company or the businesses thereof, whether or not such assets or liabilities are or were also assets and liabilities of the Atlantic Utility Group Company, including, without limitation, the assets and liabilities as of the Effective Date specified in the schedules filed with the records of the actions of the Board of Directors (a copy of which shall be made available to any stockholder of the Corporation upon written request therefor);

          (C) all properties and assets transferred to the Atlantic Utility Group from the Residual Group (other than a transaction pursuant to paragraph (D) of this subsection 7.21) after the Effective Date pursuant to transactions in the ordinary course of business of both the Residual Group and the Atlantic Utility Group or otherwise as the Board of Directors may have directed as permitted by this Article IV;

          (D) all properties and assets transferred to the Atlantic Utility Group from the Residual Group in connection with an increase in the Number of Shares Issuable with respect to the Intergroup Interest; and

          (E) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Atlantic Utility Group, as determined by the Board of Directors as contemplated by Section 6:

provided that (1) from and after the payment date of any dividend or other distribution with respect to shares of Class A Common Stock (other than a dividend or other distribution payable in shares of Class A Common Stock, with respect to which adjustment shall be made as provided in paragraph (A) of subsection 7.14, or in securities of the Corporation attributed to the Atlantic Utility Group, for which provision shall be made as set forth in clause (2) of this proviso), the Atlantic Utility Group shall no longer include an amount of assets or properties previously attributed to the Atlantic Utility Group of the same kind as so paid in such dividend or other distribution with respect of shares of Class A Common Stock as have a Fair Value on the record date for such dividend or distribution equal to the product of
(a) the Fair Value on such record date of the aggregate of such dividend or distribution to holders of shares of Class A Common Stock declared multiplied by (b) a fraction the numerator of which is equal to the Intergroup Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding Atlantic Utility Fraction in effect on the record date for such dividend or distribution, (2) if the Corporation shall pay a dividend or make some other distribution with respect to shares of Class A Common Stock payable in securities of the Corporation that are attributed to the Atlantic Utility Group for purposes of this
Article IV (other than Class A Common Stock), there shall be excluded from the Atlantic Utility Group an interest in the Atlantic Utility Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of Class A Common Stock multiplied by the fraction specified in clause 1(b) of this proviso (determined as of the record date for such distribution) (and such interest in the Atlantic Utility Group shall be attributed to the Residual Group) and, to the extent interest is or dividends are paid on the securities so distributed, the Atlantic Utility Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of the securities equivalent to such interest in the Atlantic Utility Group deemed held by the Residual Group if the securities equivalent to such interest were outstanding (and in such eventuality such assets as are no longer included in the Atlantic Utility Group shall be attributed to the Residual Group) and (3) from and after any transfer of any assets or properties from the Atlantic Utility Group to the Residual Group, the Atlantic Utility Group shall no longer include such assets or properties so contributed or transferred. The Corporation may also, to the extent a dividend or distribution on the Class A Common Stock has been paid in Convertible Securities that are convertible into or exchangeable or exercisable for Class A Common Stock, cause such Convertible Securities as are deemed to be held by the Residual Group in accordance with the third to last sentence of subsection 7.19 and clause (2) of the proviso to the immediately preceding sentence to be deemed to be converted, exchanged or exercised as provided in the penultimate sentence of subsection 7.19, in which case such Convertible Securities shall no longer be deemed to be held by the Residual Group.

          7.22.  Atlantic Utility Group Available Dividend
Amount, on any date, shall mean either:

          (i) (x) the amount equal to the product of (1) the Outstanding Atlantic Utility Fraction as of such date multiplied by (2) an amount equal to the fair market value of the total assets attributed to the Atlantic Utility Group less the total amount of the liabilities attributed to the Atlantic Utility Group (provided that preferred stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with that applied in determining Company Net Income (Loss) Attributable to the Atlantic Utility Group, minus (y) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Class A Common Stock and shares of each class or series of Preferred Stock attributed to the Atlantic Utility Group, plus (z) the amount, as of such date, of amortization of goodwill during the period from the Effective Date through such date arising from the Merger with respect to the Atlantic Utility Group (determined as set forth in clause (ii) of the definition of Company Net Income (Loss) Attributable to the Atlantic Utility Group), or

          (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Company Net Income (Loss) Attributable to the Atlantic Utility Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this subsection 7.22, and consistent with subsection 7.4, at any time when there are not outstanding both (i) one or more shares of Residual Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Residual Common Stock and (ii) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Residual Common Stock or the Class A Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

          7.23. Time-Weighted Market Price as of any date with respect to any class of Common Stock shall mean an amount equal to (i) the sum of (A) four times the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on such date, (B) three times the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on the fifth Trading Day prior to such date, (C) two times the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on the tenth Trading Day prior to such date and (D) the average Market Value of one share of such class of Common Stock over the period of five consecutive Trading Days ending on the fifteenth Trading Day prior to such date, divided by (ii) ten (10).

          7.24. Trading Day shall mean each weekday other than any day on which the relevant class of common stock of the Corporation is not traded on any national securities exchange or quoted in the NASDAQ National Market or in the over-the-counter market.

          SECTION III. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to fix the number of shares in each series, the designation thereof, the voting powers, preferences and relative participating, optional or other special rights thereof, and the qualifications or restrictions thereon, of each series and the variations in such voting powers and preferences and rights as between series. Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.
All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this certificate of incorporation or in such resolution or resolutions.


                                ARTICLE 8.

                            BOARD OF DIRECTORS

          SECTION 8.1. Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors, which shall exercise all of the powers of the Corporation except as are by law or by this Certificate of Incorporation or the Bylaws of the Corporation conferred upon or reserved to the stockholders of the Corporation.

          SECTION 8.2.  Number, Tenure and Qualifications of
Directors.

          8.2.1 Number of Directors. The Board of Directors shall consist of no fewer than 9 and no more than 18 directors, as determined from time to time by resolution of the Board of Directors

          8.2.2 Terms of Directors. The directors shall be divided into three classes for the purpose of providing for staggered director terms, to be designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected for a term expiring on the first annual meeting of stockholders following the effective date, if any, of the Mergers (the "Merger Date"), Class II directors shall be elected for a term expiring on the second annual meeting of stockholders following the Merger Date, and Class III directors shall be elected for a term expiring on the third annual meeting of stockholders following the Merger Date. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for three-year terms. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Except as otherwise required by law or in this Certificate of Incorporation, any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

          8.2.3 Removal of Directors. Any director, or the entire Board of Directors, may be removed from office only for cause and only by the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of capital stock of the Corporation of any class or series entitled to vote in the election of directors generally ("Voting Stock"), voting together as one class at an annual meeting or at a special meeting of the stockholders called for such purpose.

          8.2.4 Class Votes for Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, as amended, and such directors so elected shall not be divided into classes pursuant to this Article V, Section II unless expressly provided by such terms.

          Section 8.3.  Additional Authority of Board.  In
furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

          SECTION 8.4. Nomination and Election of Directors. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation, nominations for the election of directors shall be made by a nominating committee of the Board of Directors if then constituted pursuant to the Bylaws of the Corporation, or if no nominating committee has been constituted, by the Board of Directors. In addition, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of stockholders, but only if written notice of such stockholder's intent to make such nomination or nominations has been received by the Secretary of the Corporation not less than sixty nor more than ninety days prior to the first anniversary of the preceding year's annual meeting of stockholders. In the event that the date of the annual meeting of stockholders is advanced by more than thirty days or delayed by more than sixty days from such anniversary or in the case of the Corporation's first annual meeting of stockholders after the Merger Date, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting or (b) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by the Corporation, whichever first occurs. Each such notice by a stockholder shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at a meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder or any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such stockholder ( an "Affiliate" of such stockholder) and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations; (d) the class and number of shares of the Corporation which are beneficially owned by such stockholder and the person to be nominated as of the date of such stockholder's notice and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder's notice; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the written consent of each nominee to serve as a director of the Corporation if so elected. The stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, with respect to the matters set forth in this Article V, Section IV.

          In addition, in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a special meeting only if written notice of such stockholder's intent to make such nomination or nominations, setting forth the information and complying with the form described in the immediately preceding paragraph, has been received by the Secretary of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting or (ii) the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure thereof was made by the Corporation, whichever comes first. The stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article V, Section IV.

          No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Article V, Section IV. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Article V, Section IV, and if he or she should so determine, the defective nomination shall be disregarded.

          Elections of directors shall be by written ballot.

                                ARTICLE 9.

                               STOCKHOLDERS

          SECTION 9.1.  Meetings of Stockholders; Books.
Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by a consent in writing by any such holders. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. The books of the Corporation may be kept (subject to any provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

          Except as otherwise required by law or by this Certificate of Incorporation, the holders of not less than a majority in voting power of the shares entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum, and in all matters other than the election of directors the act of the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote on the subject matter shall be deemed the act of the stockholders. Directors shall be elected by a plurality of the vote of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote in the election of directors. If a quorum shall fail to attend any meeting, the presiding officer may adjourn the meeting to another place, date or time.

          SECTION 9.2. Proposals of Stockholders. At any meeting of the stockholders, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual meeting of stockholders, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or
(c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be received no less than sixty days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary or in the case of the Corporation's first annual meeting of stockholders after the Merger Date, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting of stockholders and not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting or (b) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever first occurs. Each such notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting of stockholders: (a) a brief description of the business desired to be brought before the annual meeting of stockholders and the reasons for conducting such business at such meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class, series and number of shares of the Corporation which are beneficially owned by the stockholder, and
(d) any material interest of the stockholder or any Affiliate of the stockholder in such business. The stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article VI, Section II. To be properly brought before a special meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors. No business may be brought before a special meeting by stockholders.

          No business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in this Article VI, Section II. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Article VI,
Section II, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted. Nothing herein shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or any successor provision.

          SECTION 9.3. Power to Amend Bylaws. The stockholders shall have the power and authority to amend the Bylaws of the Corporation only by the affirmative vote of 80% or more of the aggregate number of votes that the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment.

                               ARTICLE 10.

                                AMENDMENTS

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that except with respect to the designation of the rights and preferences of series of Preferred Stock pursuant to Article IV,
Section III, which is delegated to the Board of Directors, and notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any lawful amendment of this Certificate of Incorporation may be made by affirmative vote by at least the proportion specified below of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment and, if the shares of one or more classes or series are entitled under this Certificate of Incorporation or otherwise by law to vote thereon as a class, affirmative vote by the same proportion of the aggregate number of votes which the holders of the then outstanding shares of such one or more classes or series are entitled to cast on the amendment. The proportion referred to above in this Article VII shall be 80% in the case of any amendment of the provisions set forth in Section III of Article IV, Article V and Article VI of this Certificate of Incorporation and this Article VII and shall be a majority in all other cases.

                               ARTICLE 11.

                   LIMITATION ON DIRECTOR LIABILITY AND
                INDEMNIFICATION OF DIRECTORS AND OFFICERS

          SECTION 11.1. Limited Liability. A person who is or was a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the GCLD, or (d) for any transaction from which the director derived an improper personal benefit. If the GCLD is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCLD, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office, and no amendment, repeal or modification of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

          SECTION 11.2.  Right to Indemnification.

          11.2.1 Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCLD, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article VIII, Section II, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard set forth in the GCLD. Such a determination shall be made (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (b) by independent legal counsel (compensated by the Corporation) in a written opinion; (c) by the stockholders; or
(d) in any other manner permitted by the GCLD. The right to indemnification conferred in this Article VII, Section III, shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCLD requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section II or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          11.2.2 If a claim under paragraph 1 of this Section II is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim (including attorneys' fees). It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the GCLD for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the com-mencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCLD, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

          11.2.3 The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII, Section II, shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

          11.2.4 The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCLD.

          11.2.5 The Corporation may enter into an indemnity agreement with any director, officer, employee or agent of the Corporation, or of another corporation, partnership, joint venture, trust or other enterprise, upon terms and conditions that the Board of Directors deems appropriate, as long as the provisions of the agreement are not impermissible under applicable law.

          11.2.6  Any amendment or repeal of this Article VIII,
Section II, shall not be retroactive in effect.

          11.2.7  In case any provision in this Article VIII,
Section II, shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to the persons indemnified hereby to the fullest extent permitted by law.

          11.2.8 The Corporation may, by action of the Board of Directors, authorize one or more officers to grant rights to indemnification and advancement of expenses to employees or agents of the Corporation on such terms and conditions as such officer or officers deem appropriate under the circumstances.

          IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be executed in its corporate name by its ____________ this ___ day of ________, 199_.


                                  ______________________________
                                  ________
                                  Name:
                                  Title:


226500